UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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PPL Electric Utilities Corporation

(Name of Registrant As Specified In Its Charter)

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PPL Electric Utilities Corporation

Notice of Annual Meeting April 20, 2004 and Information Statement (including appended 2003 Financial Statements)

Notice of Annual Meeting of Shareowners

The Annual Meeting of Shareowners of PPL Electric Utilities Corporation (“PPL Electric Utilities” or “the Company”) will be held at the offices of the Company at Two North Ninth Street, Allentown, Pennsylvania, on Tuesday, April 20, 2004, at 8:00 a.m. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Information Statement, and to transact such other business as may properly come before the Annual Meeting or any adjournments thereof:

1.  The election of directors.

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

Proxies are not being solicited from PPL Electric Utilities’ shareowners because a quorum exists for the Annual Meeting based on the PPL Electric Utilities stock held by its parent, PPL Corporation (“PPL”). PPL owns all of the outstanding common stock and as a result 99% of the voting shares of PPL Electric Utilities, and intends to vote all of these shares in favor of the election of the Company’s nominees as directors.

Only shareowners of record at the close of business on Friday, February 27, 2004, will be entitled to vote at the Annual Meeting or any adjournments thereof. All shareowners are invited to attend the Annual Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the shareowners attending the adjourned Annual Meeting shall constitute a quorum and may act upon such business as may properly come before the Annual Meeting.

By Order of the Board of Directors.

Elizabeth Stevens Duane

Secretary

March 18, 2004

Information Statement

The Company’s principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number 610-774-5151. This Information Statement was first released to shareowners on or about March 18, 2004.

PPL Electric Utilities’ parent, PPL Corporation (“PPL”), owns all of the shares of the Company’s outstanding common stock, which represents 99% of PPL Electric Utilities’ outstanding voting shares. As a result, a quorum exists for the Annual Meeting based on PPL’s stock ownership. ACCORDINGLY, WE ARE NOT ASKING THE SHAREOWNERS FOR A PROXY, AND SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

The Board of Directors has established Friday, February 27, 2004, as the record date for shareowners entitled to vote at the Annual Meeting (the “Record Date”). The transfer books of the Company will not be closed. PPL Electric Utilities’ Amended and Restated Articles of Incorporation (the “Articles”) divide its voting stock into four classes: 4½% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 78,535,052 shares was outstanding on the Record Date, consisting of 78,029,863 shares of Common Stock all owned by PPL, 247,524 shares of 4½% Preferred Stock and 257,665 shares of Series Preferred Stock.

The following table sets forth the stock ownership of each person known by the Company to be the beneficial owner of five percent (5%) or more of any class of the Company’s voting stock as of February 17, 2004. As discussed above, all of the holders of the preferred stock of the Company have less than one percent (1%) of the total voting power of the Company.

Title	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
6.75% Series Preferred Stock	Bankmont Financial Corp. 111 W. Monroe Street Chicago, IL 60690	5,000	(1)	5.495%

(1)	The source of this information is a Schedule 13G/A filed on February 17, 2004 by Bankmont Financial Corp. on behalf of itself, its parent, Bank of Montreal, and the following direct and indirect subsidiaries of it: BMO Nesbitt Burns, Inc., Jones Heward Investments, Inc., BMO Harris Investment Management Inc., Jones Heward Investment Counsel Inc., BMO Investorline Inc., Jones Heward Funds, The Pension Fund Society of the Bank of Montreal, Guardian Group of Funds, Ltd., Harris Investment Management, Inc., Harris Insight Funds, Inc., BMO Trust Company, BMO Investments, Inc., BMO Mutual Funds, BMO Nesbitt Burns Corp., BMO Nesbitt Burns Trading Corp., S.A., and Sullivan Bruyette Speros & Blaney. Bankmont Financial Corp. has reported on the Schedule 13G/A that it has the sole power to vote or direct the vote of the shares listed.

Although proxies are not being solicited, shareowners may attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 27, 2004, the record date for voting. PPL intends to vote all of its shares of the Company’s common stock, or 99% of the voting shares of the Company, in favor of election of each of the nominees for director (see “Election of Directors”), thereby assuring the election of these directors.

To preserve voter confidentiality, the Company voluntarily limits access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a shareowner has voted to any employee of Company affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

With respect to the election of directors, shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person’s name in the list of nominees on the ballot. Shares will be voted for the remaining nominees on a pro rata basis.

PROPOSAL 1:    ELECTION OF DIRECTORS

The nominees this year are John R. Biggar, Paul T. Champagne, Dean A. Christiansen, Lawrence E. De Simone, Robert J. Grey, William F. Hecht, James H. Miller and John F. Sipics, who are currently serving as directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, PPL intends to vote its shares of PPL Electric Utilities common stock for the election of such other person as the Board of Directors may recommend in place of that nominee.

The Board of Directors

recommends that shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

JOHN R. BIGGAR, 59, serves as Executive Vice President and Chief Financial Officer of the Company’s parent, PPL Corporation. He is also a director of PPL Corporation, and is a manager of PPL Energy Supply, LLC and PPL Transition Bond Company, LLC, each a subsidiary of PPL Corporation. Mr. Biggar earned a bachelor’s degree in political science from Lycoming College and a Juris Doctor degree from the College of Law at Syracuse University. He joined the Company in 1969. Before being named as Executive Vice President and Chief Financial Officer of PPL Corporation in 2001, Mr. Biggar served two years as Senior Vice President and Chief Financial Officer and 14 years as Vice President-Finance. Mr. Biggar has been a Director since 2000.

PAUL T. CHAMPAGNE, 45, serves as President of PPL EnergyPlus, LLC, a subsidiary of PPL Corporation that markets energy in key U.S. markets. Mr. Champagne earned a bachelor’s degree in chemical engineering and completed master’s course work in mechanical engineering at the University of Illinois. Mr. Champagne served as President of PPL Global, LLC, a PPL Corporation subsidiary, for three years and prior to that as its Vice President and Senior Development Officer. Prior to joining PPL Global in 1995, he served in several business development positions at Edison Mission Energy, including Midwest regional manager. Mr. Champagne has been a Director since 2000.

DEAN A. CHRISTIANSEN, 44, is President of Acacia Capital, Inc., a New York City-based corporate finance advisory firm founded in 1990. From October 2000 to July 2003, he also served as President and a Director of Lord Securities Corporation of New York, a financial services and administration company with operations world-wide. Mr. Christiansen received a degree in government from the University of Notre Dame, and has completed additional studies in Aerospace engineering. Mr. Christiansen is also a member of the board of Aegis Asset Backed Securities Corporation, Atlantic City Electric Transition Funding LLC, Bond Securitization, L.L.C., Cedar Brakes II, L.L.C., Comcertz ABS Corporation, East Coast Power, LLC, Edison Mission Energy, Edison Receivables Company LLC, Education Loans Incorporated, EME Homer City Generation, L.P., Fleet Home Equity Loan, LLC, LS Power Funding Corporation, NCT Funding Company, L.L.C., Orion Power Holdings, Inc., PPL Transition Bond Company, LLC, PSE&G Transition Funding LLC, Saxon Asset Securities Company, and Structured Products Corp. He has been a Director since 2001.

LAWRENCE E. DE SIMONE, 56, serves as Executive Vice President of the Company’s parent, PPL Corporation. He is also a member of the board of managers of PPL Energy Supply, LLC. Mr. De Simone earned a bachelor’s degree in economics from Claremont McKenna College and a Ph.D. in business administration from the University of California at Berkeley. Before being named to his current position in 2004, Mr. De Simone served as Executive Vice President—Supply from 2001 until 2004, and before that, as President of PPL EnergyPlus, LLC, a PPL Corporation subsidiary. Before joining PPL EnergyPlus in 1998, Mr. De Simone served as Senior Vice President-Energy Services for Virginia Power Company and President of Central & South West Corporation’s energy services and telecommunications operations as well as its Vice President for Strategic Planning. He has been a Director since 2000.

ROBERT J. GREY, 53, serves as Senior Vice President, General Counsel and Secretary of the Company’s parent, PPL Corporation and is a manager of PPL Energy Supply, LLC. Mr. Grey earned his bachelor’s degree from Columbia University, a law degree from Emory University, and a Master of Laws degree from George Washington University. Before being named as Senior Vice President, General Counsel and Secretary of PPL Corporation and the Company in 1996, Mr. Grey served as Vice President, General Counsel and Secretary. Before joining the Company in 1995, Mr. Grey served as General Counsel for Long Island Lighting Company and was a partner with the law firm of Preston Gates & Ellis. He has been a Director since 2000.

WILLIAM F. HECHT, 61, is Chairman, President and Chief Executive Officer of the Company’s parent, PPL Corporation and is Chairman of the Company. Mr. Hecht received bachelor’s and master’s degrees in electrical engineering from Lehigh University, and joined the Company in 1964. He was elected President and Chief Operating Officer in 1991 and was named Chairman, President and Chief Executive Officer of the Company in 1993, and to his PPL Corporation position in February 1995. Mr. Hecht is a director of DENTSPLY International Inc., the Federal Reserve Bank of Philadelphia, RenaissanceRe Holdings Ltd. and PPL Corporation, is a manager of PPL Energy Supply, LLC and serves on the board of a number of civic and charitable organizations. Mr. Hecht has been a Director since 1990.

JAMES H. MILLER, 55, is Executive Vice President of the Company’s parent, PPL Corporation, and is President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in Pennsylvania, Montana, Connecticut, Maine, Illinois, New York and Arizona. He also serves as a manager of PPL Montana, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation, LLC in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995 and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and Plant Manager of Delmarva Power and Light Co. Mr. Miller has been a Director since 2001.

JOHN F. SIPICS, 55, is President of the Company. He also serves as Chief Executive Officer of PPL Gas Utilities Corporation. Mr. Sipics earned bachelor’s and master’s degrees in electrical engineering from Lehigh University. He is also a registered professional engineer in Pennsylvania. Before being named to his current position in 2003, Mr. Sipics served as Vice President-Asset Management for two years and Vice President-Delivery Services and Economic Development, which later became Regulatory Support, for three years. Mr. Sipics joined the Company as an engineer in 1970 and served in a variety of positions prior to those described above. Mr. Sipics also serves on the boards and committees of a variety of industry associations, and is a director of the Greater Lehigh Valley Chapter of the United Way. Mr. Sipics has been a director since 2003.

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

The Board of Directors held one Board meeting and four Executive Committee meetings during 2003. Each current director attended at least 75% of the meetings held by the Board and its Executive Committee during the year. The average attendance of current directors at the Board and Committee meetings held during 2003 was 94%. Directors are expected to regularly attend all meetings of the Board, its Executive Committee and shareowners. All current directors attended the 2003 Annual Meeting of Shareowners.

Compensation of Directors

The Company pays Lord Securities Corporation an annual fee of $7,000 for providing the services of its independent director, Dean A. Christiansen. Directors who are employees of the Company or its affiliates receive no separate compensation for service on the Board of Directors or its Executive Committee.

Stock Ownership

As noted above, all of the outstanding common stock of PPL Electric Utilities is owned by PPL Corporation. No directors or executive officers own any PPL Electric Utilities preferred stock.

Shareowner Communications with Board

Shareowners interested in communicating with the directors as a group may write to the Board of Directors c/o Corporate Secretary’s Office, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. The Secretary of the Company forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of PPL’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by PPL’s Audit Committee with respect to such matters.

Code of Ethics

In June 2003, the Company’s parent enhanced its Standards of Conduct and Integrity, which have been adopted by the Company and are applicable to all Board members and employees of the Company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the Company. The full text of the Standards can be found in the Corporate Governance section of PPL Corporation’s Web site (www.pplweb.com/corporategovernance.htm).

Board Committees

The Company does not have standing audit, nominating and compensation committees of the Board of Directors.

Executive Committee.    During the periods between Board meetings, the Executive Committee’s function is to act on behalf of the Board on appropriate matters that do not require full Board approval under the Pennsylvania Business Corporation Law or the Company’s articles of incorporation and bylaws. This Committee met four times during 2003. The members of the Executive Committee are Mr. Hecht (chair), and Messrs. Biggar and Sipics. Mr. Sipics has been a member of the Committee since his appointment as President on October 1, 2003.

Nominations.    The Board of Directors of the Company makes the nominations for election of directors for the Company and does not have a separate standing nominating committee. As PPL owns all of the shares of the Company’s common stock, which represents 99% of the Company’s outstanding voting shares, PPL has a quorum and voting power for the purpose of election of directors of the Company, and PPL recommends to the Board of Directors of the Company all of the nominees for directors of the Company. Therefore, the Board of Directors of the Company acts upon these recommendations and actions of PPL. Most of the directors nominated are officers of PPL and its subsidiaries, including the Company. In addition, because the Amended and Restated Articles of Incorporation require the Company to have at all times a director who is independent, the Board of Directors will nominate one independent director for election to the Board of Directors. The current independent director, Mr. Christiansen, was chosen by the Company’s board, upon the recommendation of PPL. Because PPL controls the vote and the nomination of directors of the Company, the Company has not recently received any director recommendations from owners of voting preferred stock of the Company. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to: Secretary, PPL Electric Utilities Corporation, Two North Ninth Street, Allentown, Pennsylvania 18101. In order to be considered, nominations by shareowners must be received by the Company 75 days prior to the 2005 Annual Meeting and must contain the information required by the Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee.

In considering the candidates recommended by PPL, the Board of Directors seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience, including within PPL. The Company believes that prior business experience provides a necessary basis for consideration of the many complicated issues associated with PPL Electric Utilities’ business and the impact of related decisions on PPL and other shareowners, customers, employees and the general public. In addition, the Board of Directors seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests. After completing the evaluation process, the Board of Directors votes on whether to approve the nominees. Each nominee to be elected who is named in this Information Statement was recommended by PPL in accordance with the practices described above.

Retirement Plans for Executive Officers

PPL Electric Utilities’ officers are eligible for benefits under the PPL Retirement Plan and the PPL Supplemental Executive Retirement Plan (“SERP”) upon retirement. For purposes of calculating benefits under the PPL Retirement Plan, the compensation used is base salary less amounts deferred under the PPL officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table on page 6. For purposes of calculating benefits under the SERP, the compensation used is base salary, cash bonus, and, in some cases, the value of any restricted stock grant for the year in which earned (as described below), as well as dividends paid on restricted stock.

Benefits payable under the PPL Retirement Plan are subject to limits set forth in the Internal Revenue Code (the “Code”) and are not subject to any deduction for Social Security benefits or any other offset. Benefits are computed on the basis of the life annuity form of pension at normal retirement age of 65. The SERP is an unfunded, non-contributory plan. Unlike the PPL Retirement Plan, the SERP provides for the inclusion of earnings in excess of the limits contained in the Code, including deferred incentive compensation in the calculation of final average earnings, and for any benefit in excess of the limits provided under the Code. Benefits payable under the SERP are computed on the same basis and are offset by PPL Retirement Plan benefits and the maximum Social Security benefit payable at age 65. Benefits under both plans are reduced for retirement prior to age 60. Generally, absent a specifically authorized exception, no benefit is payable under the SERP if years of credited service are less than 10 years.

The following table shows the estimated annual retirement benefits for the Named Executive Officers (listed on page 6) payable under the PPL Retirement Plan and the SERP formula.

Estimated Annual Retirement Benefits at Normal Retirement Age of 65

Five-Year Average Annual Compensation	Years of Service
	15 Years	20 Years	25 Years	30 Years
$300,000	90,000	120,000	142,500	165,000
350,000	105,000	140,000	166,250	192,500
400,000	120,000	160,000	190,000	220,000
450,000	135,000	180,000	213,750	247,500
500,000	150,000	200,000	237,500	275,000
550,000	165,000	220,000	261,250	302,500
600,000	180,000	240,000	285,000	330,000
650,000	195,000	260,000	308,750	357,500
700,000	210,000	280,000	332,500	385,000

As of January 1, 2004, the years of credited service under the PPL Retirement Plan for Messrs. Sipics, McCabe and Abel were 31, 9 and 28, respectively. The years of credited service under the SERP for each of these officers were as follows: Mr. Sipics—25, Mr. McCabe—23 and Mr. Abel—22. Total pension benefits will not increase beyond 30 years of service for any participant.

For officers hired on or after January 1, 1998, including Mr. Bray, benefits under the SERP were revised as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee’s date of hire instead of at age 30. As of January 31, 2004, Mr. Bray had 3 years of credited service under the SERP.

For officers hired prior to January 1, 1998, benefits under SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for the President and the most highly compensated executive officers (“Named Executive Officers”) for the last three fiscal years. Mr. Bray resigned as President on September 30, 2003, and Mr. Sipics was elected as President effective October 1, 2003. Although Mr. McCabe resigned as Vice President and Controller, effective February 20, 2004, he is included in the table since he was in that position as of December 31, 2003. For the years included in the table, Messrs. McCabe and Abel were not paid separately as officers of PPL Electric Utilities, but were employees of PPL Services Corporation. Restricted stock awards and stock options are for shares of PPL Corporation.

	Annual Compensation				Long-Term Compensation

Name and Principal Position	Year	Salary(1) ($)	Bonus(1) (2) ($)	Other Annual Compensation(3) ($)	Restricted Stock Award(4) ($)	Options (#)	All Other Compensation(5) ($)

John F. Sipics President	2003 2002 2001	210,954 192,806 185,631	0 78,533 65,559	4,808 14,909 10,804	236,691 56,272 36,439	11,990 11,980 14,050	8,226 7,088 7,009

Michael E. Bray Former President	2003 2002 2001	304,730 295,000 294,808	0 147,943 103,139	0 0 0	0 103,740 66,900	30,420 31,460 37,780	5,420 5,666 5,100

James E. Abel Treasurer	2003 2002 2001	233,446 221,418 205,553	53,962 96,486 57,202	1,000 900 900	132,348 67,340 40,475	13,860 13,270 15,550	6,909 6,154 5,828

Joseph J. McCabe Vice President and Controller	2003 2002 2001	235,584 226,201 209,728	78,000 95,825 58,438	0 0 0	71,000 68,796 41,144	14,160 13,560 15,750	6,278 5,707 5,335

[1]	Salary and bonus data include deferred cash compensation. Mr. Bray deferred $96,200 of salary for 2003 and Mr. Abel deferred $15,600 of salary for 2001. Mr. Bray resigned as President on September 30, 2003 and was not eligible for cash bonus or restricted stock awards for 2003 performance. Mr. Sipics was elected as President effective October 1, 2003. Mr. McCabe resigned as Vice President and Controller, effective February 20, 2004.
[2]	Messrs. Sipics and Abel elected to implement an Exchange of $113,608 and $44,151, respectively, of their cash bonus for 2003 for restricted stock units under the Premium Exchange Program. See description of the Premium Exchange Program under Compensation Report of the Board of Directors. The value of these restricted stock units are reflected under the “Restricted Stock Award” column of this table.
[3]	Includes longevity pay for Mr. Sipics (which is compensation for vacation earned, but not taken) and fees earned by Mr. Abel for serving as a director of Safe Harbor Water Power Corporation, an affiliate of the Company.
[4]	The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 2003, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Sipics—2,280 shares ($99,750), Mr. Bray—6,790 shares ($297,063), Mr. McCabe—4,470 shares ($195,563) and Mr. Abel—4,390 shares ($192,063). These year-end data do not include awards made in January 2004 for 2003 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards to these individuals have a restriction period of three years, except for those shares held by Messrs. Bray and McCabe, of which most restrictions were accelerated as described below under “EMPLOYMENT AND SEPARATION AGREEMENTS.”
[5]	Includes Company contributions to the officers’ Deferred Savings Plan and ESOP accounts.

OPTION GRANTS IN LAST FISCAL YEAR

The following table provides information on stock options for shares of PPL Corporation granted to the Named Executive Officers during 2003.

	Individual Grants(1)				Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2003	Exercise or Base Price	Expiration Date	Grant Date Present Value(2)
J. F. Sipics	11,990	1.5%	$36.23	1/21/2013	$145,319
M. E. Bray	30,420	3.7	36.23	1/21/2013	368,690
J. J. McCabe	14,160	1.7	36.23	1/21/2013	171,619
J. E. Abel	13,860	1.7	36.23	1/21/2013	167,983

[1]	Exercisable in three equal annual installments beginning January 23, 2004.
[2]	Values indicated are an estimate based on a discounted Black-Scholes option pricing model. The actual value realized, if any, will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty that the actual value realized will be at or near the value estimated by the discounted Black-Scholes option pricing model.

Assumptions used for the discounted Black-Scholes option pricing model are as follows:

Risk-free interest rate	4.57%
Volatility	39.94%
Dividend yield	3.48%
Time of exercise	10 years
Risk of forfeiture	94.11%

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table summarizes information for the Named Executive Officers concerning exercises of stock options for shares of PPL Corporation during 2003 and the number and values of all unexercised stock options as of December 31, 2003.

	Shares Acquired on Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In- the-Money Options at December 31, 2003
Name			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
J. F. Sipics	25,790	$407,236	13,361	24,659	44,737	171,553
M. E. Bray	10,487	106,472	25,187	63,986	11,556	442,781
J. J. McCabe	0	—	38,753	28,450	493,179	198,510
J. E. Abel	16,614	230,342	10,367	27,889	4,756	194,300

Value of unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option grant and $43.615, the average of the high and low price of PPL Corporation common stock on December 31, 2003.

CHANGE IN CONTROL ARRANGEMENTS

PPL has entered into agreements with each of the Named Executive Officers, which provide benefits to the officers upon certain terminations of employment following a change in control of PPL (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL, or any prior severance agreement.

Each of the agreements continues in effect until December 31, 2005, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PPL terminates the officer’s employment following a change in control for any reason other than death, disability, retirement or “cause,” or if the officer terminates employment for “good reason” (as such terms are defined in the agreements).

The benefits consist of a lump sum payment equal to three times the sum of (a) the officer’s base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. In addition, under the terms of each agreement, PPL would provide the officer and dependents with continuation of welfare benefits for the 36-month period following separation (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the Company for an additional 36 months, outplacement services for up to three years and, for Mr. Sipics, a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PPL would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.

In addition, in the event of a change in control, the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan lapses.

EMPLOYMENT AND SEPARATION AGREEMENTS

Mr. Bray had an employment agreement with the Company, which provided that if his employment were terminated for reasons other than for cause after his first year of employment, he would continue to receive his salary for a period of 52 weeks or until he secured alternative employment, whichever occurred first, under certain conditions. The agreement also provided that Mr. Bray would participate in the SERP described above, and credited three years of additional service, should he remain an employee as of his 60th birthday. This agreement was superseded by the separation arrangement described below.

Mr. Bray resigned as President of the Company, effective September 30, 2003. As part of the separation arrangement with the Company, Mr. Bray received a lump-sum payment of $203,333 in 2004. Mr. Bray also received benefits under the PPL Retirement Plan and the SERP of $70,000 per year, together with retiree medical and life insurance benefits. Additionally, all restrictions on stock awards granted in 2002, and on 1,900 shares of restricted stock granted in 2003, were accelerated, and all stock options granted prior to his actual retirement in February 2004 became exercisable.

Effective February 20, 2004, Mr. McCabe resigned as Vice President and Controller of PPL Corporation and certain of its subsidiaries, including the Company. As part of a separation arrangement with an affiliate, Mr. McCabe received a lump-sum payment of $118,398. Based on his credited years of service, Mr. McCabe was also eligible to receive benefits under the PPL Retirement Plan and the SERP equal to about $96,000 per year, together with retiree medical and life insurance benefits. Additionally, all restrictions on stock awards granted in 2002 and 2003 were accelerated, the restricted stock units granted in 2004 were paid in the cash equivalent, and all stock options granted prior to January 1, 2004 became exercisable.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

GENERALLY

PPL Corporation (together with its subsidiaries, “PPL”) is the parent holding company for numerous subsidiaries. PPL’s principal operating subsidiaries are PPL Electric Utilities, PPL EnergyPlus, LLC, PPL Generation, LLC and PPL Global, LLC.

The Compensation and Corporate Governance Committee of PPL’s Board of Directors (the “Committee”) establishes compensation and benefit practices for the members of PPL’s Corporate Leadership Council (which sets corporate policy for PPL) and the presidents of PPL’s principal operating subsidiaries, including Messrs. Bray and Sipics1 (collectively, the “executive officers”). This Committee is comprised entirely of independent outside directors.

[1]	Mr. Sipics has no position with PPL but is a PPL “executive officer” by virtue of his position as President of PPL Electric Utilities. Mr. Bray resigned as President on September 30, 2003. Because Mr. Sipics only served as President during 2003 from October 1 to December 31, his compensation, and respective percentage goals, were adjusted on a pro rata basis to reflect his positions during 2003.

Messrs. McCabe and Abel were officers of PPL Electric Utilities and certain other affiliated companies during 2003. Accordingly, their compensation discussed herein includes compensation earned for services to PPL Electric Utilities and its affiliates.

COMPENSATION PHILOSOPHY

In addition to the compensation practices for executive officers discussed below, the Committee also promotes policies that are consistent with the intent of PPL’s compensation philosophy. While a meaningful ownership of PPL common stock by its executives has always been an important part of this compensation philosophy, specific ownership requirements had not been formally adopted. Accordingly, during 2003 the Committee adopted the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines provide that executive officers should maintain levels of ownership of PPL Common Stock ranging in value from one to five times base salary (for the officers of the Company, the Equity Guidelines provide for ownership of PPL Common Stock ranging in value from one to two times base salary). Executive officers are expected to achieve their minimum Equity Guidelines level by December 31, 2005. Until the minimum ownership amount is achieved, officers are expected to retain in Common Stock (or Common Stock units) 100% of the profit realized from the vesting of restricted stock and stock units and the exercise of options (net of taxes and, in the case of options, the cost of the exercise). To assist executive officers in achieving or surpassing their minimum ownership amount, in 2003 the Committee adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”). Under this program, officers may elect to defer all or a portion of the annual cash incentive award for restricted stock units of PPL equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units of PPL are subject to a three-year vesting period. These two programs encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners.

Base Salaries

In general, PPL’s objective is to provide salary levels that are sufficiently competitive with comparable companies to enable PPL to attract and retain high-quality executive talent. To meet this objective, the Committee and PPL regularly review salary information for similar companies provided by independent, nationally recognized compensation consultants. In addition, the Committee and PPL annually review the performance of each executive officer to determine the appropriate level of base salary adjustment for that officer.

The Committee reviewed salary ranges for Mr. Bray by comparing these salary levels with levels at companies of comparable size to the Company in the energy industry and in general industry. Base salary market comparisons were made against the salaries of the comparison companies.

After reviewing salary data for executive positions at comparable companies, the Committee reviewed the actual salary and performance of Mr. Bray. The Committee solicited input and recommendations from the Chief Executive Officer of PPL regarding the performance and the salary of Mr. Bray. Using this information, the Committee set his base salary at $305,000 effective January 1, 2003. Mr. Sipics’ base salary was established at $250,000 as of October 1, 2003, when he became President of the Company, based on salaries for similar positions at other companies, and consideration of experience, time in the position and other factors. The 2003 base salaries of Messrs. McCabe and Abel were approved by the Executive Vice President and Chief Financial Officer of PPL, to whom they reported, based on market conditions and individual performance.

INCENTIVE AWARDS

Cash Incentive Awards

Cash incentive awards are made to executive officers for the achievement of specific independent goals established for each calendar year. For 2003, the following award targets as a percentage of base salary were established for each executive officer: Mr. Bray—50%, Mr. Sipics—43% (in consideration of the positions held during 2003), and Messrs. McCabe and Abel—40%.

Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

The goal categories for 2003 included specific financial and operational measures designed to enhance the Company’s position for success in the competitive market. The weightings for each of these general categories varied for the individual officers to reflect different levels of influence they have on the attainment of goals. Mr. Bray’s goal weightings for 2003 were allocated 40% to corporate financial goals, 40% to operation of the Company and 20% to operation of other PPL subsidiaries. These same goals applied to Mr. Sipics for the three months that he served as President in 2003.

With respect to Messrs. McCabe and Abel, 80% of their cash award was based on achievement of key corporate financial and operational goals and 20% on individual performance. The weightings of these corporate goals were 50% for the financial goals and 50% for the operational goals based on the operational results of PPL Electric Utilities and various affiliates.

When the level of goal attainment was measured at the end of the year and the category weightings were multiplied by the annual award target for each position, each executive officer’s cash award was determined for 2003 performance.

Restricted Stock Incentive Awards

Restricted PPL stock or restricted stock units also are made available to the executive officers based on the achievement of strategic objectives designed to enable PPL to continue to provide value to its shareowners. Goals were related to increasing shareowner value through implementation of certain long-term corporate initiatives, including actions to influence the evolution of government policies toward more competitive markets, develop an internal corporate structure to optimize PPL’s wholesale hedging strategy, develop and retain management skills, and establish the financial profile necessary to optimize growth opportunities when the wholesale electricity markets strengthen. Annual awards are based on the achievement of these goals. The executive officers had an award target, based on their positions, as a percentage of base salary; Mr. Bray had a target of 35%, Mr. Sipics’ target was 31% (reflecting his positions in 2003), and Messrs. McCabe and Abel had a target of 30%.

Awards are made in the form of restricted stock or restricted stock units equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. Because of the three-year restriction period, this type of stock award encourages executive officers to continue their service at PPL. This program also encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

Stock Option Incentive Awards

The Committee may grant the executive officers options to purchase shares of PPL common stock in the future. Because the exercise price for these options is based on the market price of the stock at the time of the grant, the ultimate value received by the option holders is directly tied to increases in the stock price. Therefore, stock options serve to closely link the interests of management and shareowners and motivate executives to make decisions that will serve to increase the long-term shareowner value. Additionally, the option grants include vesting and termination provisions that are designed to encourage option holders to remain employees of PPL. As with the cash and restricted stock awards discussed above, stock option grants varied by accountability level based on award targets.

*    *    *    *    *    *

Based on its review of the incentive goals achieved for 2003, the Committee in January 2004 made the following incentive cash and restricted stock awards for Mr. Sipics and restricted stock awards for Messrs. McCabe and Abel. The incentive cash awards for Messrs. McCabe and Abel were made by PPL’s Corporate Leadership Council in February 2004.

	Cash Incentive Awards		Restricted Stock Unit Awards

Name and Position	Performance Attained	Cash Bonus(3)	Performance Attained	Shares of Restricted Stock

John F. Sipics—President(1)	106.9%	$113,608	100%	1,730

Michael E. Bray—former President(2)	n/a	n/a	n/a	n/a

Joseph J. McCabe—Vice President and Controller	82.3%	$ 78,000	100%	1,570

James E. Abel—Treasurer	102.3%	$ 98,113	100%	1,560

(1)	Mr. Sipics’ award was based partially on separate goals for a portion of the year related to his position prior to becoming President of the Company.
(2)	Mr. Bray resigned as President of the Company on September 30, 2003 and was not eligible for awards.
(3)	Messrs. Sipics and Abel elected to implement an Exchange of $113,608 and $44,151, respectively, for 3,510 and 1,370 restricted stock units, respectively, under the terms of the Premium Exchange Program described above.

Finally, the Committee made the following non-qualified stock option awards in January 2003, under the Incentive Compensation Plan: Mr. Bray—30,420 options; Mr. McCabe—14,160 options; and Mr. Abel—13,860 options. Mr. Sipics was awarded 11,990 non-qualified options by the Corporate Leadership Council in February 2003, under the Incentive Compensation Plan for Key Employees, as a vice president of the Company.

COMPENSATION OF THE PRESIDENT

Mr. Bray’s 2003 base salary of $305,000 was established effective January 1, 2003, based on a review of salaries of incumbents in similar positions at comparable companies and on Mr. Bray’s performance. Mr. Sipics’ base salary of $250,000 was established as of October 1, 2003, when he became President, based on salaries for similar positions at other companies, and consideration of experience, time in position and other factors.

Based on PPL’s performance on the specific corporate financial and operational goals discussed above, Mr. Sipics received a cash award equal to approximately 45.4% of his salary. Mr. Sipics received a restricted stock award equal to approximately 31.25% of his salary based on corporate performance. In addition, Mr. Sipics was granted stock options in 2003, as described above. Mr. Bray was granted stock options in 2003, as described above, but was not eligible for a cash or restricted stock award due to his resignation as President effective September 30, 2003.

The Board of Directors

William F. Hecht, Chairman

John R. Biggar

Paul T. Champagne

Dean A. Christiansen

Lawrence E. De Simone

Robert J. Grey

James H. Miller

John F. Sipics

INDEPENDENT AUDITOR

PPL Corporation’s Audit Committee, which consists entirely of independent directors who are not employees of the Company or its affiliates, appointed PricewaterhouseCoopers LLP (“PwC”) to serve as independent auditor for the year ending December 31, 2004, for PPL and its subsidiaries, including the Company. If the shareowners of PPL do not ratify the appointment of PwC, the selection of the independent auditor will be reconsidered by the Audit Committee of PPL.

FEES TO INDEPENDENT AUDITOR FOR 2003 AND 2002

The following table presents fees billed by PwC for the fiscal years ended December 31, 2003 and December 31, 2002 for professional services rendered for the audit of the Company’s annual financial statements and for fees billed for other services rendered by PwC.

	2003	2002
	(in thousands)
Audit fees (a)	$287	$203
Audit-related fees (b)	77	64
Tax fees (c)	—	—
All other fees (d)	—	—

(a)	Includes audit of annual financial statements and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and for services in connection with statutory and regulatory filings or engagements, including comfort letters and consents for financings and filings made with the SEC.
(b)	Fees for audits of employee benefit plans and consultation to ensure appropriate accounting and reporting in connection with various business and financing transactions.
(c)	PwC did not render any professional services for tax-related matters for the Company for the fiscal years ended December 31, 2003 and December 31, 2002.
(d)	PwC did not render any professional services for any other matters for the fiscal years ended December 31, 2003 and December 31, 2002, other than the Audit Fees and Audit-Related Fees included above.

Approval of Fees.    During 2002, PPL’s Audit Committee adopted procedures for pre-approving audit and non-audit services to be provided by PPL’s independent auditor. The procedures are designed to ensure the continued independence of the independent auditor. More specifically, the use of the Company’s independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee of PPL. As a result of this approval process, PPL’s Audit Committee has established specific categories of services and authorization levels. All services outside of the specified categories and all amounts exceeding the authorization levels are reviewed by the Chair of PPL’s Audit Committee, who serves as the Committee designee to review and approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full PPL Audit Committee no later than its next meeting.

PPL’s Audit Committee reviewed all 2003 and 2002 audit and non-audit related fees. Since July 2002, when the Sarbanes-Oxley Act of 2002 was signed into law, PPL’s Audit Committee has approved 100% of all fees. There were no services provided by the independent auditor during that time that would fall within the Tax or All Other Fees category.

MISCELLANEOUS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting.

PROPOSALS FOR 2005 ANNUAL MEETING

To be included in the Information Statement for the 2005 Annual Meeting, any proposal intended to be presented at that meeting by a shareowner must be received by the Secretary of the Company no later than November 17, 2004. To be properly brought before the Annual Meeting, any proposal must be received not later than 75 days in advance of the date of the 2005 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

The Company’s annual financial statements and related management discussion are appended to this document.

By Order of the Board of Directors.

    Elizabeth Stevens Duane

    Secretary

March 18, 2004

Schedule A

PPL Electric Utilities Corporation

2003 Financial Statements

GLOSSARY OF TERMS AND ABBREVIATIONS

1945 First Mortgage Bond Indenture—PPL Electric’s Mortgage and Deed of Trust, dated as of October 1, 1945, to Deutsche Bank Trust Company Americas, as trustee, as supplemented.

2001 Senior Secured Bond Indenture—PPL Electric’s Indenture, dated as of August 1, 2001, to JPMorgan Chase Bank, as trustee, as supplemented.

AFUDC (Allowance for Funds Used During Construction)—the cost of equity and debt funds used to finance construction projects of regulated businesses that is capitalized as part of construction cost.

APB—Accounting Principles Board.

ARB—Accounting Research Bulletin.

CTC—competitive transition charge on customer bills to recover allowable transition costs under the Customer Choice Act.

Customer Choice Act—the Pennsylvania Electricity Generation Customer Choice and Competition Act, legislation enacted to restructure the state’s electric utility industry to create retail access to a competitive market for generation of electricity.

DEP—Department of Environmental Protection, a state government agency.

EITF—Emerging Issues Task Force, an organization that assists the FASB in improving financial reporting through the identification, discussion and resolution of financial issues within the framework of existing authoritative literature.

EMF—electric and magnetic fields.

ESOP—Employee Stock Ownership Plan.

FASB—Financial Accounting Standards Board, a rulemaking organization that establishes financial accounting and reporting standards.

FERC—Federal Energy Regulatory Commission, the federal agency that regulates interstate transmission and wholesale sales of electricity and related matters.

FIN —FASB Interpretation.

FSP—FASB Staff Position.

GAAP—generally accepted accounting principles.

ICP—Incentive Compensation Plan.

ICPKE—Incentive Compensation Plan for Key Employees.

ITC—intangible transition charge on customer bills to recover intangible transition costs associated with securitizing stranded costs under the Customer Choice Act.

kWh—kilowatt-hour, basic unit of electrical energy.

LIBOR—London Interbank Offered Rate.

NUGs (Non-Utility Generators)—generating plants not owned by public utilities, whose electrical output must be purchased by utilities under the PURPA if the plant meets certain criteria.

PCB—polychlorinated biphenyl, an additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

PJM (PJM Interconnection, L.L.C.)—operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

PLR (Provider of Last Resort)—PPL Electric providing electricity to retail customers within its delivery territory who have chosen not to shop for electricity under the Customer Choice Act.

PP&E—property, plant and equipment.

PPL—PPL Corporation, the parent holding company of PPL Electric, PPL Energy Funding and other subsidiaries.

PPL Capital Funding—PPL Capital Funding, Inc., a PPL financing subsidiary.

PPL Electric—PPL Electric Utilities Corporation, a regulated utility subsidiary of PPL that transmits and distributes electricity in its service territory and provides electric supply to retail customers in this territory as a PLR.

PPL Energy Funding—PPL Energy Funding Corporation, a subsidiary of PPL and the parent company of PPL Energy Supply.

PPL EnergyPlus—PPL EnergyPlus, LLC, a subsidiary of PPL Energy Supply, which markets wholesale and retail electricity, and supplies energy and energy services in deregulated markets.

PPL Energy Supply—PPL Energy Supply, LLC, the parent company of PPL Generation, PPL EnergyPlus, PPL Global and other subsidiaries. Formed in November 2000, PPL Energy Supply is a subsidiary of PPL Energy Funding.

PPL Gas Utilities—PPL Gas Utilities Corporation, a regulated utility subsidiary of PPL specializing in natural gas distribution, transmission and storage services, and the competitive sale of propane.

PPL Generation—PPL Generation, LLC, a subsidiary of PPL Energy Supply, which owns and operates U.S. generating facilities through various subsidiaries.

PPL Global—PPL Global, LLC, a subsidiary of PPL Energy Supply, which acquires and develops domestic generation projects and acquires and holds international energy projects that are primarily focused on the distribution of electricity.

PPL Services—PPL Services Corporation, a subsidiary of PPL, which provides shared services for PPL and its subsidiaries.

PPL Transition Bond Company—PPL Transition Bond Company, LLC, a wholly-owned subsidiary of PPL Electric that was formed to issue transition bonds under the Customer Choice Act.

PUC—Pennsylvania Public Utility Commission, the state agency that regulates certain ratemaking, services, accounting and operations of Pennsylvania utilities.

PUC Final Order—final order issued by the PUC on August 27, 1998, approving the settlement of PPL Electric Utilities’ restructuring proceeding.

PURPA—Public Utility Regulatory Policies Act of 1978, legislation passed by the U.S. Congress to encourage energy conservation, efficient use of resources and equitable rates.

SEC—Securities and Exchange Commission, a U.S. government agency.

SFAS—Statement of Financial Accounting Standards, the accounting and financial reporting rules issued by the FASB.

SPE—special purpose entity.

Superfund—federal environmental legislation that addresses remediation of contaminated sites; states also have similar statutes.

VEBA—Voluntary Employee Benefit Association Trust, trust accounts for health and welfare plans for future benefit payments for employees, retirees or their beneficiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PPL ELECTRIC UTILITIES CORPORATION

Terms and abbreviations appearing here are explained in the glossary. Dollars are in millions, unless otherwise noted.

Forward-looking Information

Certain statements contained in these financial statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Electric believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather variations affecting customer energy usage;

•	the effect of any business or industry restructuring;

•	PPL Electric’s profitability and liquidity;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	environmental conditions and requirements;

•	transmission and distribution system conditions and operating costs;

•	development of markets and technologies;

•	political, regulatory or economic conditions;

•	receipt of necessary governmental permits, approvals and rate relief;

•	impact of state or federal investigations applicable to PPL Electric and its industry;

•	the outcome of litigation against PPL Electric;

•	capital market conditions and decisions regarding capital structure;

•	the market prices of equity securities and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings;

•	state and federal regulatory developments;

•	new state or federal legislation, including new tax legislation;

•	national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in the U.S., the situation in Iraq and any consequential hostilities or other hostilities; and

•	PPL Electric’s commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Electric on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PPL Electric to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PPL Electric undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Overview

PPL Electric provides electricity delivery service in eastern and central Pennsylvania. Its headquarters are in Allentown, Pennsylvania. PPL Electric’s strategy and principal challenge is to own and operate its electricity delivery business at the highest level of quality and reliability and at the most efficient cost.

PPL Electric’s electricity delivery business is rate-regulated. Accordingly, PPL Electric is subject to regulatory risks in terms of the costs that it may recover and the investment returns that it may collect in customers’ rates.

An important challenge for PPL Electric is to maintain a strong credit profile. In the past few years, investors, analysts and rating agencies that follow companies in the energy industry have been particularly focused on the credit quality and liquidity position of these companies. PPL Electric is focused on strengthening its balance sheet and improving its liquidity position, thereby improving its credit profile.

The purpose of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is to provide information concerning PPL Electric’s past and expected future performance in implementing the strategy and challenges outlined above. Specifically:

•	“Results of Operations” provides an overview of PPL Electric’s operating results in 2003, 2002 and 2001, starting with a review of earnings. The earnings review identifies certain unusual items that had impacts in these years, and it also references the delivery rate increase that PPL Electric expects to file with the PUC in the spring of 2004. “Results of Operations” also includes an explanation of changes during this three-year period in significant income statement components, such as operating revenues, operation and maintenance expenses, financing costs, income taxes and cumulative effects of accounting changes.

•	“Financial Condition—Liquidity” provides an analysis of PPL Electric’s liquidity position and credit profile, including its sources of cash (including bank credit facilities and sources of operating cash flow) and uses of cash (including contractual commitments and capital expenditure requirements) and the key risks and uncertainties that impact PPL Electric’s past and future liquidity position and financial condition. This subsection also includes an explanation of recent rating agency decisions affecting PPL Electric, as well as a listing of PPL Electric’s current credit ratings.

•	“Financial Condition—Risk Management” includes an explanation of PPL Electric’s risk management activities regarding commodity price risk and interest rate risk.

•	“Application of Critical Accounting Policies” provides an overview of the accounting policies that are particularly important to the results of operations and financial condition of PPL Electric and that require PPL Electric’s management to make significant estimates, assumptions and other judgments. Although PPL Electric’s management believes that these estimates, assumptions and other judgments are appropriate, they relate to matters that are inherently uncertain. Accordingly, changes in the estimates, assumptions and other judgments applied to these accounting policies could have a significant impact on PPL Electric’s results of operations and financial condition, as reflected in PPL Electric’s Financial Statements.

The information provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with PPL Electric’s Financial Statements and the Notes thereto.

Results of Operations

The following discussion explains significant changes in principal items on the Statement of Income comparing 2003 to 2002, and 2002 to 2001.

Earnings

Income available to PPL was:

2003	2002	2001
$25	$39	$119

The after-tax changes in income available to PPL were primarily due to:

	2003 vs. 2002	2002 vs. 2001
Delivery revenues (net of CTC/ITC amortization and interest expense on transition bonds)	$17	$(10)
Operation and maintenance expenses	(15)	(18)
PJM ancillary expenses	(6)	(29)
Depreciation expense	(5)	(2)
Retail electric to affiliate revenues	(9)	2
Financing costs (excluding transition bond interest expense)	(6)	(2)
Other	(4)	3
Unusual items	14	(24)

	$(14)	$(80)

The changes in income available to PPL from year to year were, in part, attributable to several unusual items with significant earnings impacts, including an accounting change and an infrequently occurring item. The after-tax impacts of these unusual items are shown below:

	2003	2002	2001
Workforce reduction (Note 13)	$(5)	$(19)
Accounting method change—Pensions (Note 7)			$5

Total	$(5)	$(19)	$5

The year to year changes in earnings components are discussed in the balance of the discussion in “Results of Operations.”

PPL Electric expects to file a request for a distribution rate increase with the PUC in March 2004. If approved, the new rates will go into effect in January 2005, when PPL Electric’s distribution rate cap expires. In addition, beginning January 1, 2005, PPL Electric expects to fully recover from its retail customers the charges that it pays to PJM for transmission-related services.

Operating Revenues

Retail Electric (Including to Affiliate)

The increase (decrease) in revenues from retail electric operations was attributable to the following:

	2003 vs. 2002	2002 vs. 2001
Electric delivery	$48	$(1)
PLR electric generation supply	22	102
Delivery and PLR supply to PPL Generation	(15)	3
Other		(11)

	$55	$93

The increase in operating revenues from retail electric operations for 2003, compared with the same period in 2002, was primarily due to:

•	higher delivery revenues resulting from a 1.1% increase in delivery sales. The increase in sales volume was due in part to colder winter weather in the first quarter of 2003; and

•	higher PLR revenues due to higher energy and capacity rates in 2003 compared with 2002; partially offset by

•	lower sales to PPL Generation. PPL Generation’s power plants began self-supplying their station use in April 2003, rather than taking supply from PPL Electric.

The increase in operating revenues from retail electric operations from 2002 compared with 2001 was primarily due to higher revenues from providing electric generation supply as a PLR. Since December 2001, about 50% to 60% of kWh load in PPL Electric’s service territory that had been served by alternate suppliers under the Customer Choice Act had returned to PPL Electric as the supplier.

Wholesale Electric

PPL Electric wholesale revenues are derived from sales to municipalities. The $5 million decrease in wholesale electric revenues in 2002 compared with 2001 was due to the expiration of certain municipal contracts in February 2002.

Wholesale Electric to Affiliate

PPL Electric has a contract to sell to PPL EnergyPlus the electricity that PPL Electric purchases under contracts with NUGs. The termination of one NUG contract in April 2003 and another in February 2002 caused PPL Electric to purchase $8 million less NUG energy in 2003 compared to 2002 and $16 million less in 2002 compared with 2001. PPL Electric therefore had less electricity to sell to PPL EnergyPlus.

Energy Purchases

Effective January 1, 2002, PPL Electric began incurring the costs of certain ancillary services, such as area regulation and operating reserves, in connection with its power supply contract with PPL EnergyPlus. Energy purchases increased by $31 million in 2002 compared with 2001, including $48 million in ancillary service costs. These costs were primarily offset by a $16 million decrease in NUG purchases due to the termination of an energy purchase contract with a NUG in February 2002.

Energy Purchases from Affiliate

Energy purchases from affiliate increased by $13 million in 2003 compared with 2002. This increase reflects higher prices for energy purchased under the power supply contracts with PPL EnergyPlus needed to support PLR load.

Energy purchases from affiliate increased by $106 million in 2002 compared with 2001. This increase reflects higher purchases under power supply contracts with PPL EnergyPlus needed to support a higher PLR load, due to the return of customers to PPL Electric as their PLR. See Note 9 to the Financial Statements for a discussion of the power supply contracts.

Other Operation and Maintenance

The increase (decrease) in other operation and maintenance expenses was primarily due to:

	2003 vs. 2002	2002 vs. 2001
Decrease in pension income	$13	$7
Lower net rent allocations to other PPL affiliates in 2003 and 2002	6	4
Increase in other postretirement benefit expense	7	3
Increases in expenses in responding to customers’ service calls	2	5
Additional costs from winter storms		6
Work performed to assure reliability of the T&D system	2	3
Environmental accrual for a former manufactured gas plant	2
Television advertising	2
Increase in property damage provisions, based on an aging of those accounts receivable	1
Estimated reduction in salaries and benefits as a result of the workforce reduction initiated in 2002	(8)	(4)
Vacation liability adjustment in 2002 in conjunction with the workforce reduction	(7)	7
Other—net	6

	$26	$31

The $13 million decrease in net pension income was attributable to decreased asset values at the end of 2002 and reductions in the discount rate assumptions for PPL’s domestic pension plans, which was the result of weakness in the financial markets during 2002. The 2002 year-end asset values and discount rates were used to measure net pension income for 2003. Through December 31, 2003, PPL Electric was allocated $4 million of net pension income, based on its participation in PPL’s primary domestic pension plan.

Although financial markets have improved and PPL domestic pension plans have experienced significant asset gains in 2003, interest rates on fixed-income obligations have continued to fall requiring a further reduction in the discount rate assumption as of December 31, 2003. The reduction in the discount rate assumption has a significant impact on the measurement of plan obligations and net pension cost, which will result in the allocation of a pension charge to PPL Electric in 2004.

Depreciation

Depreciation increased by $9 million in 2003 compared with 2002, primarily due to plant and software additions, including the Automated Meter Reading project.

Taxes, Other Than Income

Taxes, other than income, increased by $11 million in 2003 compared with 2002 due to the settlement of prior years’ capital stock tax refund claims of $8 million in 2002, and higher taxes related to an increase in the basis on which capital stock tax is calculated in 2003.

Taxes, other than income, increased by $37 million in 2002 compared with 2001, primarily due to a $45 million increase in gross receipts tax, partially offset by a $10 million decrease in capital stock tax.

The gross receipts tax increase in 2002 was due to an increase in the revenue-neutral reconciliation (RNR) tax component of the effective Pennsylvania gross receipts tax rate in January 2002. The RNR, which adjusts the base gross receipts tax rate of 4.4%, was enacted as part of the Customer Choice Act as a tax revenue replacement component to recoup losses to the Commonwealth of Pennsylvania or return benefits to customers that may result from the restructuring of the electric industry. This increase was partially offset by the settlement of prior years’ capital stock tax refund claims and a lower capital stock tax rate in 2002.

Workforce Reduction

See Note 13 to the Financial Statements for information on the charges recorded in 2003 and 2002.

Other Income—net

See Note 10 to the Financial Statements for details of other income and deductions.

Financing Costs

Interest expense on long-term debt decreased by $7 million in 2003 compared to 2002. This decrease was the net impact of retirements of mortgage bonds, Pollution Control Bonds and Transition Bonds, partially offset by the issuance of $100 million of Senior Secured Bonds and $90 million of Pollution Control Bonds.

Lower interest on long-term debt accounted for the $12 million decrease in interest expense in 2002 compared with 2001. This decrease was the net impact of retirements of mortgage bonds and Transition Bonds, partially offset by the issuance of $800 million of Senior Secured Bonds in August 2001.

Dividends on preferred securities decreased by $13 million from 2002 to 2003 and by $10 million from 2001 to 2002. These decreases were due to retirements and redemptions of preferred securities and preferred stock.

Income Taxes

Income tax expense did not change for 2003 compared with 2002. This was due to lower pre-tax book income, resulting in a $5 million reduction in income taxes, offset by a $3 million increase in income tax expense related to the filing of PPL Electric’s income tax returns.

Income tax expense decreased by $47 million in 2002 compared with 2001. This change was primarily due to a decrease in pre-tax book income.

Cumulative Effect of a Change in Accounting Principle

In 2001, PPL changed its method of amortizing unrecognized gains or losses in the annual pension expense or income determined under SFAS 87, “Employers’ Accounting for Pensions.” This change resulted in an allocation to PPL Electric of a cumulative-effect credit of $5 million. See Note 7 to the Financial Statements for additional information.

Financial Condition

Liquidity

PPL Electric is focused on maintaining a strong liquidity position and strengthening its balance sheet, thereby improving its credit profile. PPL Electric believes that its cash on hand, operating cash flows, access to debt capital markets and borrowing capacity, taken as a whole, provide sufficient resources to fund its ongoing operating requirements, future security maturities and estimated future capital expenditures. PPL Electric currently expects cash on hand at the end of 2004 to be approximately $110 million, with about $200 million in syndicated credit facilities and up to $150 million in short-term debt capacity related to an asset-backed commercial paper program in which it plans to participate starting in early 2004. However, PPL Electric’s cash flows from operations and its access to cost effective bank and capital markets are subject to risks and uncertainties, including but not limited to, the following:

•	unusual or extreme weather that may damage PPL Electric’s transmission and distribution facilities or effect energy sales to customers;

•	ability to recover, and timeliness and adequacy of recovery of costs associated with regulated utility businesses; and

•	a downgrade in PPL Electric’s credit ratings that could negatively affect its ability to access capital and increase the cost of maintaining credit facilities and any new debt.

At December 31, 2003, PPL Electric had $162 million in cash and cash equivalents and no short-term debt as compared to $29 million in cash and cash equivalents and $15 million of short-term debt at December 31, 2002, and $79 million in cash and cash equivalents and no short-term debt at December 31, 2001. The changes in short-term debt resulted primarily from the repayments described below under “Net Cash Provided by (Used in) Financing Activities” and in Note 4 to the Financial Statements. The changes in cash and cash equivalents resulted from the following:

	2003	2002	2001
Net Cash Provided by Operating Activities	$528	$274	$392
Net Cash Provided by (Used in) Investing Activities	(145)	41	(432)
Net Cash Used in Financing Activities	(250)	(365)	(148)

Increase (Decrease) in Cash & Cash Equivalents	$133	$(50)	$(188)

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by 93%, or $254 million, in 2003 versus 2002, reflecting working capital improvements resulting from a decrease in accounts receivable and an increase in accounts payable. The savings from a workforce reduction program that was commenced in 2002 was more than offset by rising transmission and distribution operating costs.

An important element supporting the stability of PPL Electric’s cash from operations is its long-term energy purchase contracts with PPL EnergyPlus. These contracts provide sufficient energy for PPL Electric to meet its PLR obligation from 2003 through 2009, at the pre-determined capped rates it is entitled to charge its customers during this period. These contracts require cash collateral or other credit enhancement, or reductions or terminations of a portion or the entire contract through cash settlement in the event of a downgrade of PPL Electric or adverse changes in market prices. For example, if PPL Electric’s ratings were lowered to below “investment grade” and energy prices decreased by 10%, PPL Electric estimates that, based on its December 31, 2003 and 2002 positions, it would have to post collateral of approximately $300 million for both years. The maximum that PPL Electric would have to post under these contracts is $300 million.

Net cash provided by operating activities in 2002 was $274 million, compared to $392 million in 2001. The decrease was primarily the result of lower earnings and an increase in accounts receivable. Cash provided by operating activities was lower in 2002, despite a $90 million up-front payment on the PLR contract made in 2001.

Net Cash Provided by (Used in) Investing Activities

Net cash used in investing activities in 2003 was $145 million, as compared to net cash provided by investing activities in 2002 of $41 million. The difference primarily was the result of a lower loan repayment by an affiliate. The primary use of cash for investing activities is capital and investment expenditures, which are summarized by category in the table in “Capital Expenditure Requirements.” In 2004, PPL Electric expects to be able to fund all of its capital expenditures with cash from operations.

Net cash provided by investing activities in 2002 was $41 million, as compared to net cash used in investing activities in 2001 of $432 million. The difference primarily was the result of a loan repayment by an affiliate in 2002, versus net lending to affiliates in 2001.

Net Cash Used in Financing Activities

Net cash used in financing activities was $250 million in 2003, compared to $365 million in 2002, which reflects the repayment of long-term debt. In 2003, the $250 million of cash used in financing activities primarily consisted of net debt retirements of $255 million, preferred stock retirements of $31 million, a contribution from parent of $75 million and common and preferred dividends paid of $32 million. In 2002, the $365 million primarily consisted of net debt retirements of $270 million, company-obligated mandatorily redeemable preferred securities retirements of $250 million, a contribution from parent of $240 million and common and preferred stock dividends paid of $85 million.

PPL Electric’s debt financing activity in 2003 was as follows:

	Additions	Payments	Net
PPL Electric First Mortgage Bonds (FMB)	$100	$(85)	$15
PPL Electric FMB Pollution Control Bonds	90	(90)
PPL Electric Commercial Paper (net change)		(15)	(15)
PPL Transition Bond Company		(255)	(255)

Total	$190	$(445)	$(255)

Debt issued during 2003 had stated interest rates ranging from 3.125% to 4.30% and maturities from 2008 through 2013. See Note 4 to the Financial Statements for more detailed information regarding PPL Electric’s borrowings.

In July 2003, PPL Electric determined that, based on its current cash position and anticipated cash flows, it would not need to access the commercial paper markets through at least the end of 2003. As a result, PPL Electric requested Standard & Poor’s Ratings Services (S&P), Moody’s Investors Service, Inc. (Moody’s) and Fitch Ratings (Fitch) to withdraw their ratings for its currently inactive commercial paper program, which the rating agencies did effective as of July 9, 2003. This decision has not limited the ability of PPL Electric to fund its short-term liquidity needs. PPL Electric currently does not have any commercial paper outstanding, but it expects to restart its commercial paper program in early 2004.

At December 31, 2003, PPL Electric’s total committed borrowing capacity and the use of this borrowing capacity were as follows:

	Committed Capacity	Borrowed	Letters of Credit Issued (b)	Available Capacity (b)
PPL Electric Credit Facilities (a)	$300		$42	$258

(a)	PPL Electric’s credit facilities allow for borrowings at LIBOR-based rates plus a spread, depending upon the company’s public debt rating. PPL Electric also has the capability to issue up to $250 million of letters of credit under these facilities, which issuance reduces available borrowing capacity.

These credit facilities contain a financial covenant requiring debt to total capitalization not greater than 70%. At December 31, 2003 and 2002, PPL Electric’s consolidated debt to total capitalization percentages, as calculated in accordance with its credit facilities, were 57% and 58%. PPL Electric’s 364-day credit facility also allows it to borrow up to the full amount of the credit facility on the day of expiration for up to a one-year period. The credit agreements also contain certain representations and warranties that must be made for PPL Electric to borrow under them, including, but not limited to, a material adverse change clause that relates solely to PPL Electric’s ability to perform its obligations under the credit agreements and related loan documents.

(b)	PPL Electric has a reimbursement obligation to the extent any letters of credit are drawn upon. The letters of credit issued as of December 31, 2003 expire in 2004.

These credit agreements contain various other covenants. Failure to meet those covenants beyond applicable grace periods could result in acceleration of due dates of borrowings and/or termination of the agreements. PPL Electric monitors the covenants on a regular basis. At December 31, 2003, PPL Electric was in compliance with those covenants. At this time PPL Electric believes that these covenants and other borrowing conditions will not limit access to these funding sources. PPL Electric intends to reduce its total syndicated credit facilities to $200 million in the first quarter of 2004. In early 2004, PPL Electric also intends to participate in an Asset-Backed Commercial Paper (ABCP) Program for up to $150 million that would be secured by a portion of its accounts receivable. The ABCP Program would provide a more reliable and stable source of liquidity than an unsecured commercial paper program.

PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain separateness formalities undertaken in connection with its strategic initiative (see Note 12 to the Financial Statements for additional information). PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

Net cash used in financing activities was $365 million in 2002, compared to $148 million in 2001. In 2002, the $365 million primarily consisted of net debt retirements of $270 million, company-obligated mandatorily redeemable preferred securities retirements of $250 million, preferred and common dividend payments of $85 million, offset by a contribution from PPL of $240 million. In 2001, the $148 million primarily consisted of net debt issuances of $276 million, preferred stock redemptions of $15 million, repurchase of common stock from PPL of $280 million and preferred and common dividends of $107 million.

Operating Leases

PPL Electric has operating lease agreements to finance vehicles, personal computers and other equipment. These leasing structures provide PPL Electric with additional operating and financing flexibility. The operating leases contain covenants that are standard for these types of arrangements, such as maintaining insurance, maintaining corporate existence and the timely payment of rent and other fees. Failure to meet these covenants could limit or restrict access to these leases or require early payment of obligations. At this time, PPL Electric believes that these covenants will not limit access to these leases or cause acceleration or termination of the leases.

See Note 5 to the Financial Statements for a further discussion of the operating leases.

Contractual Obligations

At December 31, 2003, the estimated contractual cash obligations of PPL Electric were as follows:

Contractual Cash Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
Long-term Debt (a)	$2,943	$289	$810	$995	$849
Capital Lease Obligations
Operating Leases	50	13	19	10	8
Purchase Obligations (b)	9,981	1,489	3,192	3,466	1,834
Other Long-term Liabilities Reflected on the Balance Sheet under GAAP

Total Contractual Cash Obligations	$12,974	$1,791	$4,021	$4,471	$2,691

(a)	Reflects maturities only. Includes $1.4 billion of transition bonds issued by PPL Transition Bond Company in 1999 to securitize a portion of PPL Electric’s stranded costs. This debt is non-recourse to PPL Electric.
(b)	The payments reflected herein are subject to change as the purchase obligation reflected is an estimate based on projected obligated quantities and projected pricing under the contract.

Credit Ratings

The following table summarizes the credit ratings of PPL Electric and its subsidiary, PPL Transition Bond Company, LLC, at December 31, 2003:

	Moody’s	Standard & Poor’s	Fitch
PPL Electric
Senior Unsecured/Issuer Rating	Baa1	A-
First Mortgage Bonds	Baa1	A-	A-
Pollution Control Bonds*	Aaa	AAA
Senior Secured Bonds	Baa1	A-	A-
Preferred Stock	Ba1	BBB	BBB+
Outlook	STABLE	NEGATIVE	STABLE
PPL Transition Bond Company
Transition Bonds	Aaa	AAA	AAA

*	Insured as to payment of principal and interest.

Rating Agency Actions in 2003

In 2003, S&P, Moody’s and Fitch reviewed the credit ratings on the debt and preferred securities of PPL Electric. Based on their respective reviews, the rating agencies made certain ratings revisions that are described below. Management does not expect these ratings decisions to impact PPL Electric’s ability to raise new debt or equity capital or to have a significant impact on its cost of any new capital or the cost of maintaining its credit facilities.

The ratings of S&P, Moody’s and Fitch are not a recommendation to buy, sell or hold any securities of PPL Electric or its subsidiary, PPL Transition Bond Company, LLC. Such ratings may be subject to revisions or withdrawal by the agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to their securities.

S&P

In April 2003, S&P notified PPL Electric that it affirmed the ‘A-’ ratings on PPL Electric’s first mortgage bonds and senior secured bonds and the ‘A-2’ commercial paper ratings of PPL Electric, and that it placed PPL Electric on negative outlook.

Moody’s

In May 2003, Moody’s downgraded the credit ratings on PPL Electric’s first mortgage bonds and senior secured bonds, to ‘Baa1’ from ‘A3’. Moody’s ratings outlook was stable for PPL Electric. PPL Electric’s short-term debt rating was not impacted by Moody’s long-term debt review. Moody’s indicated that the full requirements contract between PPL Electric and PPL EnergyPlus, which previously was approved by the PUC and which extends through December 2009, mitigates PPL Electric’s supply and price risk.

Off-Balance Sheet Arrangements

PPL Electric has entered into certain guarantee agreements that are within the scope of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” See Note 8 to the Financial Statements for a discussion on guarantees.

Risk Management

Market Risk

Commodity Price Risk—PLR Contracts

PPL Electric and PPL EnergyPlus have power supply agreements under which PPL EnergyPlus sells to PPL Electric (under a predetermined pricing arrangement) energy and capacity to fulfill PPL Electric’s PLR obligation through 2009. As a result, PPL Electric has shifted any electric price risk relating to its PLR obligation to PPL EnergyPlus for 2003 through 2009. See Note 9 to the Financial Statements for information on the PLR contracts.

Interest Rate Risk

PPL Electric has issued debt to finance its operations, which increases its interest rate risk. At December 31, 2003, PPL Electric’s potential annual exposure to increased interest expense, based on a 10% increase in interest rates, was insignificant.

PPL Electric is also exposed to changes in the fair value of its debt portfolio. At December 31, 2003, PPL Electric estimated that its potential exposure to a change in the fair value of its debt portfolio, through a 10% adverse movement in interest rates, was approximately $51 million, compared to $45 million at December 31, 2002.

Related Party Transactions

PPL Electric is not aware of any material ownership interests or operating responsibility by senior management of PPL Electric in outside partnerships, including leasing transactions with variable interest entities, or other entities doing business with PPL Electric.

For additional information on related party accounting transactions, see Note 9 to the Financial Statements.

Capital Expenditure Requirements

The schedule below shows PPL Electric’s current capital expenditure projections for the years 2004-2008 and actual spending for the year 2003:

	Actual	Projected
	2003	2004	2005	2006	2007	2008
Construction expenditures
Expenditures for PP&E	$232	$168	$185	$205	$219	$211

Construction expenditures include AFUDC which is expected to be less than $2 million in each of the years 2004-2008.

PPL Electric’s capital expenditure projections for the years 2004-2008 total $988 million. Capital expenditure plans are revised periodically to reflect changes in market, and asset regulatory conditions. PPL Electric also leases vehicles, personal computers and other equipment, as described in Note 5 to the Financial Statements.

Environmental Matters

See Note 8 to the Financial Statements for a discussion of environmental matters.

New Accounting Standards

See Note 15 to the Financial Statements for information on new accounting standards adopted in 2003 or pending adoption.

Application of Critical Accounting Policies

PPL Electric’s financial condition and results of operations are impacted by the methods, assumptions and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to the financial condition or results of operations of PPL Electric, and require estimates or other judgments of matters inherently uncertain. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the information presented in the financial statements. (These accounting policies are also discussed in Note 1 to the Financial Statements.) PPL’s senior management has reviewed these critical accounting policies, and the estimates and assumptions regarding them, with its Audit Committee. In addition, PPL’s senior management has reviewed the following disclosures regarding the application of these critical accounting policies with the Audit Committee.

1)	Pension and Other Postretirement Benefits

As described in Note 7 to the Financial Statements, PPL Electric participates in, and is allocated a significant portion of the liability and net periodic pension cost of the PPL Retirement Plan and the PPL Postretirement Benefit Plan. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions are as follows:

•	Discount Rate – The discount rate is used in calculating the present value of benefits, which are based on projections of benefit payments to be made in the future.

•	Expected Return on Plan Assets – Management projects the future return on plan assets considering prior performance, but primarily based upon the plans’ mix of assets and expectations for the long-term returns on those asset classes. These projected returns reduce the net benefit costs the company will record currently.

•	Rate of Compensation Increase – Management projects employees’ annual pay increases, which are used to project employees’ pension benefits at retirement.

•	Health Care Cost Trend Rate – Management projects the expected increases in the cost of health care.

In selecting discount rates, PPL considers fixed-income security yield rates. At December 31, 2003, PPL decreased the discount rate for its domestic plans from 6.75% to 6.25% as a result of decreased fixed-income security returns.

In selecting an expected return on plan assets, PPL considers past performance and economic forecasts for the types of investments held by the plan. At December 31, 2003, PPL’s expected return on plan assets for its domestic pension plans remained at 9.0%.

In selecting a rate of compensation increase, PPL considered past experience in light of movements in inflation rates. At December 31, 2003, PPL’s rate of compensation increase remained at 4.0% for its domestic plans.

In selecting health care cost trend rates, PPL considers tax implications, past performance and forecasts of health care costs. At December 31, 2003, PPL’s health care cost trend rates were 11% for 2004, gradually declining to 5.0% for 2010.

A variance in the assumptions listed above could have a significant impact on the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost allocated to PPL Electric. The following chart reflects the sensitivities associated with a change in certain assumptions. While the chart below reflects either an increase or decrease in each assumption, PPL and its actuaries expect that the inverse of this change would impact the accrued pension and other postretirement benefit liabilities and reported annual net periodic pension and other postretirement benefit cost by a similar amount in the opposite direction. Each sensitivity below reflects an evaluation of the change based solely on a change in that assumption.

	Increase/(Decrease)
Actuarial Assumption	Change in Assumption	Impact on Liabilities	Impact on Cost
Discount Rate	(0.25)%	$2	$2
Expected Return on Plan Assets	(0.25)%	2	2
Rate of Compensation Increase	0.25%	1	1
Health Care Cost Trend Rate (a)	1.0%	2	2

(a)	Only impacts other postretirement benefits.

At December 31, 2003, PPL Electric had been allocated accrued pension liabilities totaling $74 million, included in “Deferred Credits and Other Noncurrent Liabilities—Other” on the Balance Sheet. At December 31, 2003, PPL Electric had been allocated prepaid postretirement benefit costs totaling $2 million, included in “Prepayments” on the Balance Sheet.

In 2003, PPL Electric was allocated net periodic pension and other postretirement costs charged to operating expense of $17 million. This amount represents a $21 million reduction in the credit recognized during 2002. This reduction was primarily due to the decrease in the discount rate at December 31, 2002.

Refer to Note 7 to the Financial Statements for additional information regarding pension and other postretirement benefits.

2)	Loss Contingencies

PPL Electric periodically records the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called “contingencies,” and PPL Electric’s accounting for such events is prescribed by SFAS 5, “Accounting for Contingencies.” SFAS 5 defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.”

For loss contingencies, the loss must be accrued if (1) information is available that indicates it is “probable” that the loss has been incurred, given the likelihood of the uncertain future events and (2) the amount of the loss can be reasonably estimated. FASB defines “probable” as cases in which “the future event or events are likely to occur.” SFAS 5 does not permit the accrual of contingencies that might result in gains.

The accrual of a loss contingency involves considerable judgment on the part of management. The accounting aspects of loss contingencies include: (1) the initial identification and recording of the loss contingency; (2) the determination of a triggering event for reducing a recorded loss contingency; and (3) the on-going assessment as to whether a recorded loss contingency is reasonable.

Initial Identification and Recording of the Loss Contingency

PPL Electric uses its internal expertise and outside experts (such as lawyers, tax specialists and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss. PPL Electric continuously assesses potential loss contingencies for environmental remediation, litigation claims, regulatory penalties and other events.

PPL Electric has identified certain events which could give rise to a loss, but which do not meet the conditions for accrual under SFAS 5. SFAS 5 requires disclosure, but not a recording, of potential losses when it is “reasonably possible” that a loss has been incurred. FASB defines “reasonably possible” as cases in which “the chance of the future event or events occurring is more than remote but less than likely.” See Note 8 to the Financial Statements for disclosure of potential loss contingencies, most of which have not met the criteria for accrual under SFAS 5.

Reducing Recorded Loss Contingencies

When a loss contingency is recorded, PPL Electric identifies the triggering event for subsequently reducing the loss contingency. The triggering events generally occur when the contingency has been resolved and the actual loss is incurred, or when the risk of loss has diminished or been eliminated. The following are some of the triggering events which provide for the reduction of certain recorded loss contingencies:

•	Certain loss contingencies are systematically reduced based on the expiration of contract terms. An example of this is the recorded liability for above-market NUG purchase commitments, which is described below. This loss contingency was being reduced over the lives of the NUG purchase contracts, prior to the transfer of this loss contingency to PPL EnergyPlus.

•	Allowances for excess or obsolete inventory are reduced as the inventory items are pulled from the warehouse shelves and sold as scrap or otherwise disposed.

•	Allowances for uncollectible accounts are reduced when accounts are written off after prescribed collection procedures have been exhausted.

•	Environmental loss contingencies are reduced when PPL Electric makes payments for environmental remediation.

On-Going Assessment of Recorded Loss Contingencies

PPL Electric reviews its loss contingencies on a regular basis to assure that the recorded potential loss exposures are reasonable. This involves ongoing communication and analyses with internal and external legal counsel, engineers, tax specialists, managers in various operational areas and other parties.

All three aspects of accounting for loss contingencies—the initial identification and recording of a probable loss, the identification of triggering events to reduce the loss contingency, and the ongoing assessment of the reasonableness of a recorded loss contingency—require significant judgment by PPL Electric’s management.

The largest contingency currently on PPL’s balance sheet is the loss contingency for above-market NUG purchase commitments, being the difference between the above-market contract terms and the fair value of electricity. This loss contingency was originally recorded at $854 million in 1998, when PPL Electric’s generation business was deregulated. Under regulatory accounting, PPL Electric recorded the above-market cost of the purchases from NUGs as part of its purchased power costs on an as-incurred basis, since these costs were recovered in regulated rates. When the generation business was deregulated, the loss contingency associated with the commitment to make above-market NUG purchases was recorded. This loss contingency for the above-market portion of NUG purchase commitments was recorded because it was probable that the loss had been incurred and the estimate of future energy prices could be reasonably determined, using the then forward prices of electricity and capacity information. This loss contingency was transferred to PPL EnergyPlus in the July 1, 2000 corporate realignment.

When the loss contingency related to NUG purchases was recorded in 1998, PPL Electric established the triggering events for when the loss contingency would be reduced. A schedule was established to reduce the liability based on projected purchases over the lives of the NUG contracts. All but one of the NUG contracts expire by 2009, with the last one ending in 2014.

Prior to the July 1, 2000 transfer, PPL Electric reduced the above-market NUG liability based on the aforementioned schedule. As PPL Electric reduced the liability for the above-market NUG purchases, it offset the actual cost of NUG purchases, thereby bringing the net power purchase expense more in line with market prices.

Other Information

PPL’s Audit Committee has approved the independent auditor to provide audit and audit-related services and other services permitted by the Sarbanes-Oxley Act of 2002 and SEC rules. The audit and audit-related services include services in connection with statutory and regulatory filings, reviews of offering documents and registration statements, employee benefit plan audits and internal control reviews.

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PPL ELECTRIC UTILITIES CORPORATION

MANAGEMENT’S REPORT ON RESPONSIBILITY FOR FINANCIAL STATEMENTS

PPL Electric management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other information in this annual report. The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and include amounts based on management’s best estimates and judgments where necessary. Management believes that the financial statements are free of material misstatements and present fairly the financial position, results of operations and cash flows of PPL Electric.

PPL Electric management is responsible for establishing and maintaining an effective internal control structure and effective disclosure controls and procedures for financial reporting. PPL Electric maintains a system of internal control that is designed to provide reasonable assurance that PPL Electric assets are safeguarded from loss or unauthorized use or disposition and that transactions are executed in accordance with management’s authorization and are properly recorded to permit the preparation of financial statements in accordance with generally accepted accounting principles. This system is augmented by a careful selection and training of qualified personnel, specific delegations of authority, a proper division of responsibilities, and utilization of written policies and procedures. An internal audit program monitors the effectiveness of this control system. Management believes that its internal control structure and its disclosure controls and procedures for financial reporting are adequate and effective.

PPL’s Audit Committee, which consists entirely of independent directors who are not employees of PPL, reviews audit plans related to PPL Electric’s internal controls, financial reports and related matters and meets regularly with management as well as the independent auditors and internal auditors. The independent auditors and the internal auditors have free access to PPL’s Audit Committee, without management present, to discuss internal accounting control, auditing and financial reporting matters.

PricewaterhouseCoopers LLP, the independent certified public accountants, audited PPL Electric’s consolidated financial statements and issued their opinion below.

PPL Electric management also recognizes its responsibility for fostering a strong ethical climate so that it conducts its business affairs according to the highest standards of personal and corporate conduct.

John F. Sipics

President

James E. Abel

Treasurer

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareowner of

PPL Electric Utilities Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of preferred stock and of long-term debt and the related consolidated statements of income, of cash flows and of shareowner’s common equity present fairly, in all material respects, the financial position of PPL Electric Utilities Corporation and its subsidiaries (“PPL Electric”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of PPL Electric’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 7 to the consolidated financial statements, PPL Electric changed its method of accounting for the amortization of unrecognized gains or losses in the annual pension expense/income determined under Statement of Financial Accounting Standards No. 87, Employers’ Accounting for Pensions, in 2001.

February 2, 2004

CONSOLIDATED STATEMENT OF INCOME FOR THE YEARS ENDED DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2003	2002	2001
Operating Revenues
Retail electric	$2,597	$2,527	$2,437
Retail electric to affiliate	8	23	20
Wholesale electric	29	28	33
Wholesale electric to affiliate (Note 9)	152	160	176
Energy related businesses	2	10	28

Total	2,788	2,748	2,694

Operating Expenses
Operation
Energy purchases	211	208	177
Energy purchases from affiliate (Note 9)	1,444	1,431	1,325
Other operation and maintenance	345	319	288
Amortization of recoverable transition costs	260	226	251
Depreciation (Note 1)	103	94	91
Taxes, other than income (Note 2)	164	153	116
Energy related businesses	1	9	27
Workforce reduction (Note 13)	9	33

Total	2,537	2,473	2,275

Operating Income	251	275	419
Other Income—net (Note 10)	6	16	16
Interest Expense	211	218	230

Income Before Income Taxes	46	73	205
Income Taxes (Note 2)	18	18	65

Income Before Cumulative Effect of a Change in Accounting Principle	28	55	140
Cumulative Effect of a Change in Accounting Principle (net of income taxes) (Note 7)			5

Income Before Distributions on Preferred Securities	28	55	145
Distributions on Preferred Securities	3	16	26

Income Available to PPL Corporation	$25	$39	$119

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2003	2002	2001
Cash Flows From Operating Activities
Net income	$25	$39	$119
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	103	94	91
Amortizations—recoverable transition costs and other	281	245	260
Distribution requirements—preferred securities	3	16	26
Deferred income taxes and investment tax credits	17	21	31
Workforce reduction—net of cash paid	9	31
Deferral of storm-related costs	(15)
Prepayment on PLR energy supply from affiliate			(90)
Pension income	(4)	(17)	(24)
Cumulative effect of a change in accounting principle			(5)
Change in current assets and current liabilities
Accounts receivable	21	(65)	76
Accounts payable	70	(97)	(113)
Other—net	3	5	33
Other operating activities—net
Other assets	(4)	11	(22)
Other liabilities	19	(9)	10

Net cash provided by operating activities	528	274	392

Cash Flows From Investing Activities
Expenditures for property, plant and equipment	(235)	(224)	(138)
Net (increase) decrease in notes receivable from parent and affiliates	90	260	(280)
Other investing activities—net		5	(14)

Net cash provided by (used in) investing activities	(145)	41	(432)

Cash Flows From Financing Activities
Issuance of long-term debt	190		800
Retirement of long-term debt	(430)	(285)	(465)
Retirement of company-obligated mandatorily redeemable preferred securities		(250)
Contribution from parent	75	240
Purchase of treasury stock			(280)
Retirement of preferred stock	(31)		(15)
Payment of preferred distributions	(3)	(22)	(26)
Payment of common dividends to PPL Corporation	(29)	(63)	(81)
Net increase (decrease) in short-term debt	(15)	15	(59)
Other financing activities—net	(7)		(22)

Net cash used in financing activities	(250)	(365)	(148)

Net Increase (Decrease) in Cash and Cash Equivalents	133	(50)	(188)
Cash and Cash Equivalents at Beginning of Period	29	79	267

Cash and Cash Equivalents at End of Period	$162	$29	$79

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest (net of amount capitalized)	$204	$222	$214
Income taxes	$17	$32	$63

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2003	2002
Assets

Current Assets
Cash and cash equivalents (Note 1)	$162	$29
Accounts receivable (less reserve: 2003, $24; 2002, $23)	212	216
Unbilled revenues	123	113
Accounts receivable from affiliates (Note 9)	27	44
Notes receivable from affiliates (Note 9)		90
Income tax receivable	35	35
Prepayments	5	51
Prepayment on PLR energy supply from affiliate (Note 9)	12	12
Deferred income taxes (Note 2)	45	43
Other	54	36

	675	669

Property, Plant and Equipment—net (Note 1)
Electric plant in service
Transmission and distribution	2,327	2,214
General	226	192

	2,553	2,406
Construction work in progress	31	46

Electric plant	2,584	2,452
Other property	5	4

	2,589	2,456

Regulatory and Other Noncurrent Assets (Note 1)
Recoverable transition costs	1,687	1,946
Intangibles (Note 11)	116	118
Prepayment on PLR energy supply from affiliate (Note 9)	58	69
Other	344	325

	2,205	2,458

	$5,469	$5,583

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	2003	2002
Liabilities and Equity

Current Liabilities
Short-term debt		$15
Long-term debt	$289	274
Accounts payable	44	42
Accounts payable to affiliates (Note 9)	92	24
Taxes	86	96
Interest	32	34
Other	83	63

	626	548

Long-term Debt	2,648	2,901

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes and investment tax credits (Note 2)	728	702
Other (Notes 1 and 7)	194	203

	922	905

Commitments and Contingent Liabilities (Note 8)

Preferred Stock
With sinking fund requirements (Notes 4 and 15)		31
Without sinking fund requirements	51	51

	51	82

Shareowner’s Common Equity
Common stock	1,476	1,476
Additional paid-in capital	361	282
Treasury stock (Note 1)	(912)	(912)
Earnings reinvested	304	308
Capital stock expense and other	(7)	(7)

	1,222	1,147

	$5,469	$5,583

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF SHAREOWNER’S COMMON EQUITY

FOR THE YEARS ENDED DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars, except share amounts)

	2003	2002	2001
Common stock at beginning of year	$1,476	$1,476	$1,476

Common stock at end of year	1,476	1,476	1,476

Additional paid-in capital at beginning of year	282	51	55
Capital contribution from PPL	75	240
Other	4	(9)	(4)

Additional paid-in capital at end of year	361	282	51

Treasury stock at beginning of year	(912)	(912)	(632)
Treasury stock purchased			(280)

Treasury stock at end of year	(912)	(912)	(912)

Earnings reinvested at beginning of year	308	332	277
Net income (a)	25	39	119
Cash dividends declared on common stock	(29)	(63)	(64)

Earnings reinvested at end of year	304	308	332

Capital stock expense and other at beginning of year	(7)	(16)	(16)
Other		9

Capital stock expense and other at end of year	(7)	(7)	(16)

Total Shareowner’s Common Equity	$1,222	$1,147	$931

Common stock shares at beginning of year (b)	78,030	78,030	102,230
Treasury stock purchased			(24,200)

Common stock shares at end of year	78,030	78,030	78,030

(a)	PPL Electric’s net income approximates comprehensive income.
(b)	Shares in thousands. No par value. 170 million shares authorized. All common shares of PPL Electric stock are owned by PPL.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries (a)

(Millions of Dollars)

	Outstanding		Shares Outstanding	Shares Authorized
	2003	2002	2003
Preferred Stock—$100 par, cumulative
4 1/2%	$25	$25	247,524	629,936
Series Preferred	26	57	257,665	10,000,000

	$51	$82

Details of Preferred Stock (b)

	Outstanding		Shares Outstanding	Optional Redemption Price Per Share
	2003	2002	2003
With Sinking Fund Requirements (c)
Series Preferred
6.125%		$17
6.15%		10
6.33%		4

		$31

Without Sinking Fund Requirements
4 1/2% Preferred	$25	$25	247,524	$110.00
Series Preferred
3.35%	2	2	20,605	103.50
4.40%	12	12	117,676	102.00
4.60%	3	3	28,614	103.00
6.75%	9	9	90,770	103.38

	$51	$51

Decreases in Preferred Stock

	2003		2002		2001
	Shares	Amount	Shares	Amount	Shares	Amount
4 1/2% Preferred					(134)
Series Preferred
5.95%					(10,000)	$(1)
6.125%	(167,500)	$(17)			(148,000)	(14)
6.15%	(97,500)	(10)
6.33%	(46,000)	(4)

Decreases in Preferred Stock normally represent: (i) the redemption of stock pursuant to mandatory sinking fund requirements; or (ii) shares redeemed pursuant to optional redemption provisions.

(a)	Each share of PPL Electric’s preferred stock entitles the holder to one vote on any question presented to PPL Electric’s shareowners’ meetings. There were 5 million shares of PPL Electric’s preference stock authorized; none were outstanding at December 31, 2003 and 2002.
(b)	The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(c)	See Note 15 for additional information.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	Outstanding				Maturity (a)
	2003			2002
First Mortgage Bonds (b)
6 7/8%				$19	February 1, 2003
6 7/8%	$25			25	March 1, 2004
6 1/2%	110			110	April 1, 2005
6.55%	146			146	March 1, 2006
7 3/8%	10			10	2014-2018
6 3/4% to 7 7/8%		(c	)	66	2019-2023
7.30%	6			6	2024-2029
First Mortgage Pollution Control Bonds (b)
3.125% Series	90	(d	)		November 1, 2008
6.40% Series H		(d	)	90	November 1, 2021
5.50% Series I	53			53	February 15, 2027
6.40% Series J	116			116	September 1, 2029
6.15% Series K	55			55	August 1, 2029
Senior Secured Bonds (b)
5 7/8%	300			300	August 15, 2007
6 1/4%	500			500	August 15, 2009
4.30%	100	(e	)		June 1, 2013

	1,511			1,496
Series 1999-1 Transition Bonds
6.08% to 7.15%	1,423	(f	)	1,678	2003-2008
Pollution Control Revenue Bonds—1.54%	9			9	June 1, 2027

	2,943			3,183
Unamortized discount	(6)			(8)

	2,937			3,175
Less amount due within one year	(289)			(274)

Total Long-term Debt	$2,648			$2,901

(a)	Aggregate maturities of long-term debt through 2008 are (millions of dollars): 2004, $289; 2005, $376; 2006, $434; 2007, $600; and 2008, $395. There are no bonds outstanding that have sinking fund requirements.
(b)	The First Mortgage Bonds and the First Mortgage Pollution Control Bonds were issued under, and are secured by, the lien of the 1945 First Mortgage Bond Indenture. The lien of the 1945 First Mortgage Bond Indenture covers substantially all electric transmission and distribution plant owned by PPL Electric. The Senior Secured Bonds were issued under the 2001 Senior Secured Bond Indenture. The Senior Secured Bonds are secured by (i) an equal principal amount of First Mortgage Bonds issued under the 1945 First Mortgage Bond Indenture and (ii) the lien of the 2001 Senior Secured Bond Indenture, which covers substantially all electric transmission and distribution plant owned by PPL Electric and which is junior to the lien of the 1945 First Mortgage Bond Indenture.
(c)	In April 2003, PPL Electric redeemed and retired all of its outstanding First Mortgage Bonds, 7 7/8% Series due 2023, at an aggregate par value of $46 million and in December 2003, retired $19 million of its First Mortgage Bonds 6 3/4% Series due 2023.
(d)	In February 2003, PPL Electric issued $90 million of 3.125% Series Pollution Control Bonds and also retired $90 million of its 6.40% Series H Pollution Control Bonds.
(e)	In May 2003, PPL Electric issued $100 million of 4.30% Senior Secured Bonds.
(f)	In August 1999, PPL Transition Bond Company issued $2.4 billion of transition bonds to securitize a portion of PPL Electric’s stranded costs. The bonds were issued in eight different classes, with expected average lives of 1 to 8.7 years. Bond principal payments of $255 million were made in 2003.

The accompanying Notes to Consolidated Financial Statements are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Terms and abbreviations appearing in the Notes to Consolidated Financial Statements are explained in the glossary. Dollars are in millions, unless otherwise noted.

1.    Summary of Significant Accounting Policies

Business and Consolidation

PPL is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western U.S. and in the delivery of electricity in Pennsylvania, the U.K. and Latin America. Based in Allentown, Pennsylvania, PPL’s principal subsidiaries are PPL Energy Funding, PPL Electric, PPL Gas Utilities, PPL Services and PPL Capital Funding.

PPL Electric is the principal regulated subsidiary of PPL. PPL Electric’s principal businesses are the transmission and distribution of electricity to serve retail customers in its franchised territory in eastern and central Pennsylvania, and the supply of electricity to retail customers in that territory as a PLR.

The consolidated financial statements of PPL Electric include the accounts of PPL Electric and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PPL Electric records loss accruals in accordance with SFAS 5, “Accounting for Contingencies.”

Accounting Records

The system of accounts for PPL Electric are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

Cash Equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

Property, Plant and Equipment

PP&E is recorded at original cost, unless impaired. If impaired, the asset is written down to fair value at that time, which becomes the asset’s new cost basis. Original cost includes material, labor, contractor costs, construction overheads and AFUDC. The cost of repairs and minor replacements are charged to expense as incurred. PPL Electric records costs associated with planned major maintenance projects in the period in which the costs are incurred. No costs are accrued in advance of the period in which the work is performed. AFUDC is capitalized as part of the construction costs for regulated projects.

When a component of regulated PP&E is retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation. When all or a significant portion of an operating unit is retired or sold that was depreciated under the composite or group method, the property and the related accumulated depreciation account is reduced and any gain or loss is included in income, unless otherwise required by regulators. Depreciation is computed over the estimated useful lives of property using various methods including the straight-line, composite and group methods. PPL Electric periodically reviews and adjusts the depreciable lives of its fixed assets.

Following are the classes of PPL Electric’s PP&E, with the associated accumulated depreciation, at December 31:

	2003	2002
Electric plant
Transmission and distribution	$3,756	$3,584
General	353	324
Construction work in progress	31	46
Other property	5	5

	4,145	3,959
Less: Accumulated depreciation and amortization	1,556	1,503

	$2,589	$2,456

Following are the weighted-average rates of depreciation at December 31:

	2003	2002
Weighted-average rates of depreciation
Transmission and distribution	2.31%	2.30%
General	3.64%	2.54%

The annual provisions for depreciation have been computed principally in accordance with the following ranges of assets lives: transmission and distribution, 15-80 years, and general, 10-80 years.

Property, Plant and Equipment and Intangible Asset—Impairments

Long-lived assets and identifiable intangibles held and used by PPL Electric are reviewed for impairment when events or circumstances indicate carrying amounts may not be recoverable. An impairment loss is recognized if the carrying amount of PP&E and identifiable intangibles is not recoverable from undiscounted future cash flow. The impairment charge is measured by the difference between the carrying amount of the asset and its fair value.

Debt Securities

Debt securities that have been classified as held-to-maturity have been so classified due to the intent to hold such securities to maturity and the ability to do so. All other debt securities have been classified as available-for-sale or trading.

Regulation

PPL Electric accounts for regulated operations in accordance with the provisions of SFAS 71, “Accounting for the Effects of Certain Types of Regulation,” which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements.

The following regulatory assets were included in the “Regulatory and Other Noncurrent Assets” section of the Balance Sheet at December 31:

	2003	2002
Recoverable transition costs	$1,687	$1,946
Taxes recoverable through future rates	242	235
Other	20	8

	$1,949	$2,189

Based on the PUC Final Order, PPL Electric began amortizing its competitive transition (or stranded) costs, $2.97 billion, over an 11-year transition period effective January 1, 1999. In August 1999, competitive transition costs of $2.4 billion were converted to intangible transition costs when they were securitized by the issuance of transition bonds. The intangible transition costs are being amortized over the life of the transition bonds, through December 2008, in accordance with an amortization schedule filed with the PUC. The assets of PPL Transition Bond Company, including the intangible transition property, are not available to creditors of PPL or PPL Electric. The transition bonds are obligations of PPL Transition Bond Company and are non-recourse to PPL and PPL Electric. The remaining competitive transition costs are also being amortized based on an amortization schedule previously filed with the PUC, adjusted for those competitive transition costs that were converted to intangible transition costs. As a result of the conversion of a significant portion of the competitive transition costs into intangible transition costs, amortization of substantially all of the remaining competitive transition costs will occur in 2009.

Included in “Other” above, are approximately $15 million of storm restoration costs associated with the September 2003 Hurricane Isabel. These costs have been deferred in accordance with the PUC declaratory order of January 16, 2004. The ratemaking treatment of these losses will be addressed in the 2004 rate proceeding. PPL Electric believes there is a reasonable basis for recovery of all regulatory assets.

Revenue Recognition

Operating revenues are recorded based on energy deliveries through the end of the calendar month. Unbilled retail revenues result because customers’ meters are read and bills are rendered throughout the month, rather than all being read at the end of the month. Unbilled revenues for a month are calculated by multiplying an estimate of unbilled kWh by the estimated average cents per kWh.

Income Taxes

The income tax provision for PPL and its subsidiaries is calculated in accordance with SFAS 109, “Accounting for Income Taxes.” PPL Electric and its subsidiaries are included in the consolidated federal income tax return of PPL. The provision for PPL Electric is calculated in accordance with an intercompany tax sharing policy which provides that the taxable income be calculated as if PPL Electric and its subsidiaries filed a separate consolidated return.

The provision for PPL Electric’s deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and the FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under U.S. GAAP is deferred and included in taxes recoverable through future rates in “Regulatory and Other Noncurrent Assets—Other” on the Balance Sheet. See Note 2 for additional information.

PPL Electric deferred investment tax credits when they were utilized and is amortizing the deferrals over the average lives of the related assets.

Leases

PPL Electric applies the provisions of SFAS 13, “Accounting for Leases,” as amended and interpreted, to all leasing transactions. See Note 5 for a discussion of accounting for leases under which PPL Electric is a lessee.

Stock-Based Compensation

PPL grants stock options, restricted stock, restricted stock units and stock units to employees and directors under several stock-based compensation plans. SFAS 123, “Accounting for Stock-Based Compensation,” encourages entities to record compensation expense for stock-based compensation plans at fair value but provides the option of measuring compensation expense using the intrinsic value method prescribed by APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The fair value method under SFAS 123 is the preferable method of accounting for stock-based compensation, as it provides a consistent basis of accounting for all stock-based awards, thereby facilitating a better measure of compensation cost and improved financial reporting.

Prior to 2003, PPL accounted for stock-based compensation in accordance with APB Opinion No. 25, as permitted by SFAS 123. Effective January 1, 2003, PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as prescribed by SFAS 123, using the prospective method of transition permitted by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” See Note 15 for further discussion of SFAS 148. The prospective method of transition requires PPL and its subsidiaries to use the fair value method under SFAS 123 for all stock-based compensation awards granted, modified or settled on or after January 1, 2003. Thus, all awards granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of APB Opinion No. 25, to the extent such awards are not modified or settled. Stock-based compensation is included in “Other operation and maintenance” expense on PPL’s Statement of Income.

Use of the fair value method prescribed by SFAS 123 requires PPL and its subsidiaries to recognize compensation expense for stock options issued. Fair value for the stock options is determined using the Black-Scholes options pricing model.

PPL and its subsidiaries were not required to recognize compensation expense for stock options issued under the intrinsic value method of APB Opinion No. 25, since PPL grants stock options with an exercise price that is not less than the fair market value of PPL’s common stock on the date of grant. For stock options granted under the fair value method of SFAS 123, stock option expense for PPL was approximately $3 million for 2003. As currently structured, awards of restricted stock, restricted stock units and stock units result in the same amount of compensation expense under the fair value method of SFAS 123 as they would under the intrinsic value method of APB Opinion No. 25.

Stock-based compensation expense for PPL Electric, including awards granted to employees and an allocation of costs of awards granted to employees of PPL Services, was insignificant under both the intrinsic value and fair value methods for each of 2003, 2002 and 2001.

Pension and Other Postretirement Benefits

See Note 7 for a discussion of accounting for pension and other postretirement benefits.

Treasury Stock

Treasury shares are reflected on the balance sheet as an offset to common equity under the cost method of accounting. Management has no definitive plans for the future use of these shares.

Independent System Operator

PPL Electric participates in PJM as a transmission owner and provider of last resort load.

Reclassifications

Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the current presentation.

Other

See Note 11 for a discussion of the accounting for goodwill and other intangible assets, Note 14 for a discussion of the accounting for asset retirement obligations, and Note 15 for a discussion of other new accounting standards.

2.    Income and Other Taxes

For 2003, 2002 and 2001, the statutory U.S. corporate federal income tax rate was 35%. The statutory corporate net income tax rate for Pennsylvania was 9.99%.

The tax effects of significant temporary differences comprising PPL Electric’s net deferred income tax liability were as follows:

	2003	2002
Deferred Tax Assets
Deferred investment tax credits	$9	$11
Accrued pension costs	34	33
Contribution in aid of construction	62	55
Other	64	61

	169	160

Deferred Tax Liabilities
Electric utility plant—net	558	529
Restructuring—CTC	143	145
Taxes recoverable through future rates	100	99
Reacquired debt costs	11	10
Other	18	11

	830	794

Net deferred tax liability	$661	$634

Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes other than income are as follows:

	2003	2002	2001
Income Tax Expense
Current—Federal	$(2)	$(8)	$31
Current—State	3	5	6

	1	(3)	37

Deferred—Federal	22	27	27
Deferred—State	(2)	(3)	4

	20	24	31

Investment tax credit, net—federal	(3)	(3)	(3)

Total	$18	$18	$65

Total income tax expense—Federal	$17	$16	$55
Total income tax expense—State	1	2	10

Total	$18	$18	$65

	2003	2002	2001
Reconciliation of Income Tax Expense
Indicated federal income tax on pre-tax income before cumulative effect of a change in accounting principle at statutory tax rate—35%	$16	$26	$72

Increase/(decrease) due to:
State income taxes	1	1	4
Flow through of depreciation differences not previously normalized	1
Amortization of investment tax credit	(2)	(3)	(3)
Other	2	(6)	(8)

	2	(8)	(7)

Total income tax expense	$18	$18	$65

Effective income tax rate	39.1%	24.7%	31.7%

Taxes, Other than Income
State gross receipts	$152	$151	$105
State utility realty	3	3	4
State capital stock	10	(2)	8
Property and other	(1)	1	(1)

	$164	$153	$116

3.    Financial Instruments

At December 31, 2003 and 2002, the carrying value of cash and cash equivalents, other investments and short-term debt approximated fair value due to the short-term nature of the instruments, variable interest rates associated with the financial instruments or the carrying value of the instruments being based on established market prices. Financial instruments where the carrying amount on the Balance Sheet and the estimated fair value (based on quoted market prices for the securities where available and estimates based on current rates offered to PPL Electric where quoted market prices are not available) are different, are set forth below:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities
Long-term debt	$2,937	$3,215	$3,175	$3,476
Preferred stock with sinking fund requirements			31	30

4.    Credit Arrangements and Financing Activities

Credit Arrangements

In order to enhance liquidity, and as credit support to its commercial paper program, PPL Electric maintained a $400 million 364-day credit facility which matured in June 2003. PPL Electric replaced its facility with a $200 million, 364-day facility maturing in June 2004 and a $100 million three-year credit facility maturing in June 2006. PPL Electric has the ability to cause the lenders to issue letters of credit under these facilities. At December 31, 2003, no cash borrowings were outstanding under the credit facilities of PPL Electric. At December 31, 2003, PPL Electric had $42 million of letters of credit outstanding under its $100 million three-year facility.

The subsidiaries of PPL are separate legal entities. PPL’s subsidiaries are not liable for the debts of PPL. Accordingly, creditors of PPL may not satisfy their debts from the assets of the subsidiaries absent a specific contractual undertaking by a subsidiary to pay PPL’s creditors or as required by applicable law or regulation. Similarly, absent a specific contractual undertaking or as required by applicable law or regulation, PPL is not liable for the debts of its subsidiaries. Accordingly, creditors of PPL’s subsidiaries may not satisfy their debts from the assets of PPL absent a specific contractual undertaking by PPL to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Similarly, the subsidiaries of PPL Electric are separate legal entities. These subsidiaries are not liable for the debts of PPL Electric. Accordingly, creditors of PPL Electric may not satisfy their debts from the assets of its subsidiaries absent a specific contractual undertaking by a subsidiary to pay the creditors or as required by applicable law or regulation. In addition, absent a specific contractual undertaking or as required by applicable law or regulation, PPL Electric is not liable for the debts of its subsidiaries. Accordingly, creditors of these subsidiaries may not satisfy their debts from the assets of PPL Electric absent a specific contractual undertaking by PPL Electric to pay the creditors of its subsidiaries or as required by applicable law or regulation.

Financing Activities

In February 2003, the Lehigh County Industrial Development Authority (LCIDA) issued $90 million of 3.125% Pollution Control Revenue Refunding Bonds due November 2008 on behalf of PPL Electric. The proceeds of the bonds were used to refund the LCIDA’s $90 million, 6.40% Pollution Control Revenue Refunding Bonds due 2021. In order to secure its obligations to repay the LCIDA, PPL Electric issued $90 million aggregate principal amount of its Senior Secured Bonds under its 2001 Senior Secured Bond Indenture, having terms corresponding to the terms of the LCIDA bonds.

In February 2003, PPL Electric retired $19 million of its outstanding First Mortgage Bonds, 6 7/8% Series due February 2003, at par value.

In April 2003 and December 2003, as permitted by the 1945 First Mortgage Bond Indenture, PPL Electric retired approximately $46 million aggregate principal amount of its First Mortgage Bonds, 7 7/8% Series due 2023, and $19 million aggregate principal amount of its First Mortgage Bonds, 6.75% Series due 2023. Both issues were retired at par value, plus accrued interest, through the application of cash deposited with the trustee to release certain transmission lines and other equipment from the lien of the 1945 First Mortgage Bond Indenture.

In May 2003, PPL Electric issued $100 million of 4.30% Senior Secured Bonds due 2013. The proceeds were used for general corporate purposes including the refunding of higher-cost securities.

PPL Electric redeemed all outstanding shares of the following preferred stock, at par value of $100 per share plus accumulated and unpaid dividends, in accordance with the mandatory sinking fund requirements or through the optional redemption provisions of each series:

•	in April 2003, $10 million of 6.15% Series Preferred Stock;

•	in July 2003, $4 million of 6.33% Series Preferred Stock; and

•	in October 2003, $17 million of 6.125% Series Preferred Stock.

In January 2004, PPL Electric notified holders of its intent to redeem on March 1, 2004 approximately $6 million aggregate principal amount of its 7.30% First Mortgage Bonds. This issue will be retired at par value, plus any accrued and unpaid interest, through the application of cash deposited with the trustee to release certain transmission lines and other equipment from the lien of the 1945 First Mortgage Bond Indenture.

During the twelve months ended December 31, 2003, PPL Transition Bond Company made principal payments on transition bonds totaling $255 million.

During the twelve months ended December 31, 2003, PPL Electric received a capital contribution of $75 million from PPL.

At December 31, 2003, PPL Electric had no commercial paper outstanding.

Dividends and Dividend Restrictions

PPL Electric’s 2001 Senior Secured Bond Indenture restricts dividend payments in the event that PPL Electric fails to meet interest coverage ratios or fails to comply with certain separateness formalities undertaken in connection with its strategic initiative (see Note 12 for additional information). PPL Electric does not, at this time, expect that any of such limitations would significantly impact its ability to declare dividends.

5.    Leases

PPL Electric has leases for vehicles, office space, land, buildings, personal computers and other equipment. Rental expense for all operating leases was $21 million for 2003 and $15 million for 2002 and 2001.

Total future minimum rental payments of $50 million for all operating leases are estimated as follows: 2004, $13 million; 2005, $11 million; 2006, $8 million; 2007, $6 million; 2008, $4 million; and $8 million thereafter.

6.    Stock-Based Compensation

Under the PPL Incentive Compensation Plan (ICP) and the Incentive Compensation Plan for Key Employees (ICPKE) (together, the “Plans”), restricted shares of PPL common stock, restricted stock units and stock options may be granted to officers and other key employees of PPL, PPL Electric and other affiliated companies. Awards under the Plans are made by the Compensation and Corporate Governance Committee (CCGC) of the PPL Board of Directors, in the case of the ICP, and by the PPL Corporate Leadership Council (CLC), in the case of the ICPKE. The ICP limits the total number of awards that may be granted under it after April 23, 1999 to 7,884,715 awards, or 5% of the total shares of common stock that were outstanding at April 23, 1999. The ICPKE limits the total number of awards that may be granted under it after April 25, 2003, to 8,286,804 awards, or 5% of the total shares of common stock that were outstanding at January 1, 2003, reduced by outstanding awards for which common stock was not yet issued as of April 25, 2003. In addition, each Plan limits the number of shares available for awards in any calendar year to 2% of the outstanding common stock of PPL on the first day of such calendar year. The maximum number of options that can be awarded under each Plan to any single eligible employee in any calendar year is 1.5 million shares. Any portion of these options that has not been granted may be carried over and used in any subsequent year. If any award lapses, is forfeited or the rights of the participant terminate, the shares of common stock underlying such an award are again available for grant. Shares delivered under the Plans may be in the form of authorized and unissued common stock, common stock held in treasury by PPL or common stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

Restricted Stock

Restricted shares of PPL common stock are outstanding shares with full voting and dividend rights. Restricted stock awards are subject to a restriction or vesting period as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. In addition, the shares are subject to forfeiture or accelerated payout under Plan provisions for termination, retirement, disability and death of employees. Restricted shares vest fully if control of PPL changes, as defined by the plans.

Restricted Stock Units

In 2003, the Plans were amended to allow for the grant of restricted stock units. Restricted stock units are awards based on the fair market value of PPL common stock. Actual PPL common shares will be issued upon completion of a restriction or vesting period as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Recipients of restricted stock units may also be granted the right to receive dividend equivalents through the end of the restriction period or until the award is forfeited. Restricted stock units are subject to forfeiture or accelerated payout under the Plan provisions for termination, retirement, disability and death of employees. Restricted stock units vest fully if control of PPL changes, as defined by the Plans.

A summary of restricted stock/unit grants to PPL Electric employees follows:

Restricted Stock/ Units Granted	Restricted Shares Granted	Weighted Average Fair Value	Restricted Units Granted	Weighted Average Fair Value
2003	2,850	$36.23	21,170	$35.07
2002	18,860	$33.71
2001	19,410	$44.79

Compensation expense related to restricted stock/unit awards for PPL Electric was $1 million for 2003, 2002 and 2001.

Stock Options

Under the Plans, stock options may also be granted with an option exercise price per share not less than the fair market value of PPL’s common stock on the date of grant. The options are exercisable beginning one year after the date of grant, assuming the individual is still employed by PPL or a subsidiary, in installments as determined by the CCGC in the case of the ICP, and the CLC in the case of the ICPKE. Options outstanding at December 31, 2003 vest over a three-year period from the date of grant in equal installments. The CCGC and CLC have discretion to accelerate the exercisability of the options. All options expire no later than ten years from the grant date. The options become exercisable immediately if control of PPL changes, as defined by the Plans.

A summary of stock option activity, for options granted to employees of PPL Electric, follows:

	2003		2002		2001
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	232,376	$34.40	163,942	$34.92	105,400	$24.53
Granted	66,630	36.23	77,570	33.49	92,450	43.16
Transferred	3,114	26.84
Exercised	(75,927)	26.68			(33,908)	25.04
Forfeited			(9,136)	36.20

Outstanding at end of year	226,193	37.42	232,376	34.40	163,942	34.92
Options exercisable at end of year	87,488		95,561		16,924
Weighted-average fair value of options granted	$11.92		$11.68		$10.42

The estimated fair value of each option granted was calculated using a Black-Scholes option-pricing model. The weighted average assumptions used in the model were as follows:

	2003	2002	2001
Risk-free interest rate	3.81%	5.35%	5.46%
Expected option life	7.75 yrs.	10 yrs.	10 yrs.
Expected stock volatility	39.94%	39.11%	30.24%
Dividend yield	3.48%	3.34%	4.28%

The following table summarizes information about stock options granted to PPL Electric employees at December 31, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted- Avg. Remaining Contractual Life	Weighted- Avg. Exercise Prices	Number Exercisable at 12/31/03	Weighted- Avg. Exercise Price
$25.00–$29.00	9,166	5.3	$26.84	9,166	$26.84
$30.00–$35.00	60,503	8.1	33.49	15,371	33.49
$36.00–$39.00	66,630	9.1	36.23
$40.00–$45.00	89,894	7.1	43.16	62,951	43.16

Total options outstanding had a weighted-average remaining life of 7.9 years at December 31, 2003.

Method of Accounting

Effective January 1, 2003, PPL and its subsidiaries adopted the fair value method of accounting for stock-based compensation, as prescribed by SFAS 123, “Accounting for Stock-Based Compensation,” using the prospective method of transition permitted by SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” Prior to 2003, PPL applied the intrinsic value method, permitted under SFAS 123 and defined in APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. See Note 1 for additional information related to the adoption of the fair value method.

7. Retirement and Postemployment Benefits

Pension and Other Postretirement Benefits

PPL and certain of its subsidiaries sponsor various pension and other postretirement and postemployment benefit plans. PPL follows the guidance of SFAS 87, “Employers’ Accounting for Pensions,” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” when accounting for these benefits.

Although PPL Electric does not directly sponsor any pension or other postretirement benefit plans, PPL Electric is allocated a portion of the liabilities and costs of plans sponsored by PPL Services based on participation in those plans. At December 31, 2003 and 2002, the recorded balance of PPL Electric’s allocated share of the total pension liability was $74 million and $71 million. At December 31, 2003, the balance in PPL Electric’s allocated share of the total prepaid other postretirement benefit cost was $2 million. At December 31, 2002, the balance in PPL Electric’s allocated share of the total other postretirement benefit liability was $1 million.

The majority of employees of PPL Electric will become eligible for certain health care and life insurance benefits upon retirement through contributory plans. Postretirement benefits under the PPL Retiree Health Plans are paid from funded VEBA trusts sponsored by PPL Services.

At December 31, 2003, PPL Electric had a regulatory asset of $5 million relating to postretirement benefits that is being amortized and recovered in rates, with a remaining life of nine years. PPL Electric also maintains an additional liability for the cost of health care of retired miners of former subsidiaries that had been engaged in coal mining. At December 31, 2003, the liability was $28 million. The liability is the net of $57 million of estimated future benefit payments offset by $29 million of available assets in a PPL Electric-funded VEBA trust.

Net periodic pension cost credited to operating expense, excluding amounts charged to construction and other non-expense accounts, were $4 million in 2003, $17 million in 2002 and $24 million in 2001. PPL Electric is also allocated a portion of the costs of pension plans sponsored by PPL Services, based on participation in those plans.

In 2001, PPL changed its method of amortizing unrecognized gains or losses in the annual pension expense or income determined under SFAS 87, “Employers’ Accounting for Pensions” for its primary domestic pension plan. Under the old method, the net unrecognized gains or losses in excess of 10% of the greater of the plan’s projected benefit obligation or the market-related value of plan assets were amortized on a straight-line basis over the estimated average future service period of plan participants. Market-related value of assets is calculated by rolling forward the prior year market-related value with contributions, disbursements and expected return on investments. This expected value is then compared to the actual fair value of assets. One fifth of the difference between the actual value of assets and the expected value is added (or subtracted if negative) to the expected value to arrive at the new market-related value.

Under the new method, a second corridor is utilized for the net unrecognized gains or losses in excess of 30% of the plan’s projected benefit obligation. The net unrecognized gains or losses outside the second corridor are now amortized on a straight-line basis over a period equal to one-half of the average future service period of the plan participants. The new method is preferable under SFAS 87 because it provides more current recognition of gains and losses, thereby lessening the accumulation of unrecognized gains and losses.

The pro forma effect of retroactive application of this change in accounting principle would have reduced PPL Electric’s net income by $5 million in 2001.

Other postretirement benefits costs charged to operating expense, excluding amounts charged to construction and other non-expense accounts, were $20 million in 2003, $13 million in 2002 and $10 million in 2001. PPL Electric is also allocated a portion of the costs of other postretirement benefit plans sponsored by PPL Services, based on participation in those plans.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare and also provides for a federal subsidy to sponsors of retiree health care benefit plans that provide an actuarially equivalent level of prescription drug benefits. The subsidy would be 28% of eligible drug costs for retirees that are over age 65 and covered under PPL’s other postretirement benefit plans.

The impact of the Act on the provisions of SFAS 106 has yet to be determined by the FASB. PPL has elected to defer recognition of the potential impact of the Act, as allowed under FSP FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” which was issued by the FASB in January 2004. Thus, the measures of PPL’s accumulated postretirement benefit obligations and net postretirement benefit costs in the financial statements and accompanying notes do not reflect the effects of the Act. PPL could be required to change previously reported information upon issuance of final accounting guidance related to the Act, as PPL’s other postretirement benefit plans provide prescription drug coverage to retirees that may be eligible for the federal subsidy.

Savings Plans

Substantially all employees of PPL Electric are eligible to participate in deferred savings plans (401(k)s). Contributions to the plans charged to operating expense approximated $2 million in 2003, 2002 and 2001.

Substantially all employees of PPL Electric are also eligible to participate in PPL’s ESOP, for which PPL Electric was allocated a charge to operating expense of $2 million in 2003, 2002 and 2001 based on participation in that plan.

Postemployment Benefits

PPL Electric provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not significant in 2003, 2002 or 2001.

8. Commitments and Contingent Liabilities

Energy Purchases and Sales Commitments

Liability for Above Market NUG Contracts

In 1998, PPL Electric recorded a loss accrual for above market contracts with NUGs of $854 million, due to its generation business being deregulated. Effective January 1999, PPL Electric began reducing this liability as an offset to “Energy purchases” on the Statement of Income. This reduction is based on the estimated timing of the purchases from the NUGs and projected market prices for this generation. The final existing NUG contract expires in 2014. In connection with the corporate realignment in 2000, the remaining balance of this liability was transferred to PPL EnergyPlus. At December 31, 2003, the remaining liability associated with the above market NUG contracts was $352 million.

Legal Matters

PPL Electric is involved in numerous legal proceedings, claims and litigation in the ordinary course of business. PPL Electric cannot predict the ultimate outcome of such matters, or whether such matters may result in material liabilities.

PJM Capacity Transactions

In November 2001, the PJM Market Monitor publicly released a report prepared for the PUC entitled “Capacity Market Questions” relating to the pricing of installed capacity in the PJM daily market during the first quarter of 2001. The report concluded that PPL EnergyPlus (identified in the report as “Entity 1”) was able to exercise market power to raise the market-clearing price above the competitive level during that period. PPL EnergyPlus does not agree with the Market Monitor’s conclusions that it exercised market power, and the Market Monitor acknowledged in his report that PJM’s standards and rules did not prohibit PPL EnergyPlus’ conduct. In November 2001, the PUC issued an Investigation Order directing its Law Bureau to conduct an investigation into the PJM capacity market and the allegations in the Market Monitor’s report. In June 2002, the PUC issued an investigation report alleging, among other things, that PPL had unfairly manipulated electricity markets in early 2001. The PUC stated that it was not authorized to, and was not attempting to, adjudicate the merits of PPL’s defenses to its allegations, but referred the matter to the U.S. Department of Justice—Antitrust Division (DOJ), the FERC and the Pennsylvania Attorney General.

In June 2003, the DOJ notified PPL that it had closed its investigation in this matter. Also in June, the Pennsylvania Attorney General’s office completed its investigation and notified the PUC that PPL did not violate antitrust or other laws in its capacity market activities. The FERC already has completed two investigations related to these capacity market questions and has found no reason to take action against PPL. PPL continues to believe that the PUC’s report is inaccurate, that its conclusions are groundless, and that PPL acted ethically and legally, in compliance with all applicable laws and regulations.

In December 2002, PPL was served with a complaint against PPL, PPL EnergyPlus and PPL Electric filed in the U.S. District Court for the Eastern District of Pennsylvania by a group of 14 Pennsylvania boroughs that apparently alleges, in broad terms, similar violations of the federal antitrust laws. These boroughs were wholesale customers of PPL Electric. Although PPL Electric believes the claims in this complaint are without merit, it cannot predict the outcome of this matter.

FERC Proposed Rules

In July 2002, the FERC issued a Notice of Proposed Rulemaking entitled “Remedying Undue Discrimination through Open Access Transmission Service and Standard Electricity Market Design.” The proposed rule is currently available for public comment and contains a proposed implementation date of July 31, 2003. However, since the issuance of the proposed rule, the FERC has delayed the implementation date. This far-reaching proposed rule, in its current form, purports to establish uniform transmission rules and a standard market design by, among other things:

•	enacting standard transmission tariffs and uniform market mechanisms,

•	monitoring and mitigating “market power,”

•	managing transmission congestion through pricing and tradable financial rights,

•	requiring independent operational control over transmission facilities,

•	forming state advisory committees on regional transmission organizations and resource adequacy, and

•	exercising FERC jurisdiction over all transmission service.

In April 2003, the FERC issued a white paper describing certain modifications to the proposed rule. The FERC has requested comments and is holding numerous public comment sessions concerning the white paper.

If adopted, this proposed rule may have a significant impact on PPL Electric, which cannot be predicted at this time.

Environmental Matters

Due to the environmental issues discussed below or other environmental matters, PPL Electric may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts.

In this regard, PPL Electric also may incur capital expenditures or operating expenses in amounts which are not now determinable, but which could be significant.

Superfund and Other Remediation

In 1995, PPL Electric and PPL Generation entered into a consent order with the Pennsylvania DEP to address a number of sites that were not being addressed under another regulatory program such as Superfund, but for which PPL Electric or PPL Generation may be liable for remediation. This may include potential PCB contamination at certain PPL Electric substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned or operated by PPL Electric; oil or other contamination which may exist at some of PPL Electric’s former generating facilities; and potential contamination at abandoned power plant sites owned by PPL Generation. As of December 31, 2003, work has been completed for 94% of the sites included in the consent order. Additional sites formerly owned or operated by PPL Electric are added to the consent order on a case-by-case basis.

At December 31, 2003, PPL Electric had accrued approximately $3 million, representing the estimated amounts it will have to spend for site remediation, including those sites covered by its consent order mentioned above. Depending on the outcome of investigations at sites where investigations have not begun or have not been completed, the costs of remediation and other liabilities could be substantial. PPL Electric also could face other non-remediation liabilities at sites included in the consent order or other contaminated sites, the costs of which are not now determinable, but which could be significant.

Electric and Magnetic Fields

Concerns have been expressed by some members of the public regarding the potential health effects of EMFs. These fields are emitted by all devices carrying electricity, including electric transmission and distribution lines and substation equipment. Government officials in the U.S. have focused attention on this issue. PPL Electric supports the current efforts to determine whether EMFs cause any human health problems and are taking steps to reduce EMFs, where practical, in the design of new transmission and distribution facilities. PPL Electric is unable to predict what effect, if any, the EMF issue might have on its operations and facilities, and the associated cost, or what, if any, liabilities it might incur related to the EMF issue.

Guarantees and Other Assurances

In the normal course of business, PPL Electric enters into agreements that provide financial performance assurance to third parties, including stand-by letters of credit issued by financial institutions. These agreements are entered into primarily to support or enhance the creditworthiness, or to facilitate the financing or commercial activities, of PPL Electric.

PPL Electric provides certain guarantees that are required to be disclosed in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” See Note 15 for a discussion of FIN 45. The guarantees provided as of December 31, 2003 are discussed below. In accordance with the provisions of FIN 45, the fair values of guarantees related to arrangements entered into prior to January 1, 2003, as well as guarantees excluded from the initial recognition and measurement provisions of FIN 45, are not recorded in the financial statements.

PPL Electric provides a guarantee in the amount of approximately $7 million, as of December 31, 2003, related to debt of an unconsolidated entity. The guarantee expires in June 2008.

PPL Electric leases certain equipment under master operating lease agreements. The term for each piece of equipment leased by PPL Electric ranges from one to three years, after which time the lease term may be extended for certain equipment either (i) from month-to-month until terminated or (ii) for up to two additional years. Under these lease arrangements, PPL Electric provides residual value guarantees to the lessors. PPL Electric generally could be required to pay a residual value guarantee if the proceeds received from the sale of a piece of equipment, upon termination of the lease, are less than the expected residual value of the equipment. As of December 31, 2003, the maximum aggregate amount of future payments that could be required to be made as a result of these residual value guarantees was approximately $88 million. As of December 31, 2003, the aggregate carrying value of residual value guarantees issued subsequent to December 31, 2002 was $16 million and is included in “Current Liabilities—Other” on the Balance Sheet. These guarantees generally expire within one year, unless the lease terms are extended.

PPL Electric provides other miscellaneous guarantees through contracts entered into in the normal course of business. These guarantees are primarily in the form of various indemnifications and vary in duration. Except as otherwise noted below, the obligated amounts of these guarantees often are not explicitly stated; therefore, the overall maximum amount of the obligation under such guarantees cannot be reasonably estimated. Historically, PPL Electric has not made any significant payments with respect to these types of guarantees. As of December 31, 2003, the aggregate fair value of these indemnifications related to arrangements entered into subsequent to December 31, 2002 was insignificant. These guarantees include the following:

•	PPL Electric’s leasing arrangements, including those discussed above, contain certain indemnifications in favor of the lessors (e.g., tax and environmental matters).

•	In connection with their issuances of securities, PPL Electric engages underwriters, purchasers and purchasing agents to whom it provides indemnification for damages incurred by such parties arising from PPL Electric’s material misstatements or omissions in the related offering documents. In addition, in connection with these securities offerings and other financing transactions, PPL Electric also engages trustees or custodial, escrow or other agents to act for the benefit of the investors or to provide other agency services. PPL Electric typically provides indemnification to these agents for any liability or expenses incurred by them in performing their obligations.

PPL, on behalf of itself and its subsidiaries, maintains insurance that covers liability assumed under contract for bodily injury and property damage. The coverage requires a $4 million deductible per occurrence and provides maximum aggregate coverage of approximately $175 million. This insurance may be applicable to certain obligations under the contractual arrangements discussed above.

9.    Related Party Transactions

PLR Contracts

PPL Electric has power sales agreements with PPL EnergyPlus, effective January 1, 2002, to supply all of PPL Electric’s PLR load through 2009. Under these contracts, PPL EnergyPlus will provide electricity at the pre-determined capped prices that PPL Electric is authorized to charge its PLR customers. These purchases totaled $1.4 billion in 2003 and 2002, including nuclear decommissioning recovery and amortization of an up-front contract payment. These purchases totaled $1.3 billion in 2001, also including nuclear decommissioning recovery, under the first PLR contract. These purchases are included in the Statement of Income as “Energy purchases from affiliate.”

Under the PLR contracts, PPL Electric is required to make performance assurance deposits with PPL EnergyPlus when the market price of electricity is less than the contract price by more than its contract collateral threshold. Conversely, PPL EnergyPlus is required to make performance assurance deposits with PPL Electric when the market price of electricity is greater than the contract price by more than its contract collateral threshold. At December 31, 2003, PPL Electric’s deposit with PPL Energy Supply was $2 million, which is included in “Current Assets—Other.”

In 2001, PPL Electric made a $90 million payment to PPL EnergyPlus in connection with the PLR contracts. The upfront payment is being amortized by both parties over the term of the PLR contracts. The unamortized balance of this payment, and other payments under the contract, was $70 million at December 31, 2003 and $81 million at December 31, 2002. This balance is reported on the Balance Sheet as “Prepayment on PLR energy supply from affiliate.”

NUG Purchases

PPL Electric has a reciprocal contract with PPL EnergyPlus to sell electricity purchased under contracts with NUGs. PPL Electric purchases electricity from the NUGs at contractual rates and then sells the electricity at the same price to PPL EnergyPlus. These purchases totaled $152 million in 2003, $160 million in 2002 and $176 million in 2001. These amounts are included in the Statement of Income as revenues from “Wholesale electric to affiliate.”

Allocations of Corporate Service Costs

PPL Services provides corporate functions such as financial, legal, human resources and information services. PPL Services bills the respective PPL subsidiaries for the cost of such services when they can be specifically identified. The cost of these services that is not directly charged to PPL subsidiaries is allocated to certain of the subsidiaries using a three-factor method based on an average of the subsidiaries’ relative invested capital, operation and maintenance expenses, and number of employees. PPL Services allocated the following charges to PPL Electric:

	2003	2002	2001
Direct expenses	$60	$56	$68
Overhead costs	27	28	28

Intercompany Borrowings

In 2001, PPL Electric made a $150 million demand loan, requiring monthly interest payments at an annual interest rate of 4.0%, from excess cash to PPL Energy Funding. The loan was terminated on November 30, 2003. Intercompany interest income, included in “Other Income—net” on the Statement of Income, was $3 million, $9 million and $5 million in 2003, 2002 and 2001.

Other

PPL Energy Supply owns no domestic transmission or distribution facilities, other than facilities to interconnect its generation with the electric transmission system. Therefore, PPL EnergyPlus and other PPL Generation subsidiaries must pay PJM, the operator of the transmission system, to deliver the energy these subsidiaries supply to retail and wholesale customers in PPL Electric’s franchised territory in eastern and central Pennsylvania.

10.    Other Income—Net

The breakdown of PPL Electric’s “Other Income—net” was as follows:

	2003	2002	2001
Other Income
Affiliated interest income	$3	$9	$5
Interest income	4	8	7
Non-operating income—affiliates			5
Miscellaneous		1	1

Total	7	18	18
Other Deductions
Miscellaneous	1	2	2

Other Income—net	$6	$16	$16

11.    Goodwill and Other Intangible Assets

On January 1, 2002, PPL Electric adopted SFAS 142, “Goodwill and Other Intangible Assets,” which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives. SFAS 142 requires an annual impairment test of goodwill at the reporting unit level, which compares the carrying value of the reporting unit to its fair value. A reporting unit is a segment or one level below a segment. Intangible assets other than goodwill that are not subject to amortization are also required to undergo an annual impairment test. PPL Electric changed the classification of certain intangible assets on the balance sheet upon adopting SFAS 142. Previously reported information has been restated to conform to the current presentation. The following information is disclosed in accordance with SFAS 142.

PPL Electric had no goodwill at December 31, 2003, 2002 and 2001. The adoption of SFAS 142 would not have affected prior period earnings of PPL Electric.

The carrying amount and the accumulated amortization of acquired intangible assets were as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Accumulated Amortization	Carrying Amount	Accumulated Amortization
Land and transmission rights	$193	$77	$192	$74

Intangible assets are shown as “Intangibles” on the Balance Sheet.

Amortization expense was approximately $2 million for 2003 and 2002. Amortization expense is estimated at $2 million per year for 2004 through 2008.

12.    Strategic Initiative

In August 2001, PPL completed a strategic initiative to confirm the structural separation of PPL Electric from PPL and PPL’s other affiliated companies. This initiative enabled PPL Electric to reduce business risk by securing a supply contract adequate to meet its PLR obligations, enabled PPL Electric to lower its capital costs, enabled PPL EnergyPlus to lock in an electric supply agreement at current favorable prices, and enabled PPL to raise capital at attractive rates for its unregulated businesses, while allowing PPL to retain valuable advantages related to operating both energy supply and energy delivery businesses.

In connection with this initiative, PPL Electric:

•	obtained a long-term electric supply contract to meet its PLR obligations, at prices generally equal to the pre-determined “capped” rates it is authorized to charge its PLR customers from 2002 through 2009 under the 1998 PUC settlement order;

•	agreed to limit its businesses to electric transmission and distribution and activities relating to or arising out of those businesses;

•	adopted amendments to its Articles of Incorporation and Bylaws containing corporate governance and operating provisions designed to reinforce its corporate separateness from affiliated companies;

•	appointed an independent director to its Board of Directors and required the unanimous consent of the Board of Directors, including the consent of the independent director, to amendments to these corporate governance and operating provisions or to the commencement of any insolvency proceeding, including any filing of a voluntary petition in bankruptcy or other similar actions;

•	appointed an independent compliance administrator to review, on a semi-annual basis, its compliance with the new corporate governance and operating requirements contained in its amended Articles of Incorporation and Bylaws; and

•	adopted a plan of division pursuant to the Pennsylvania Business Corporation Law. The plan of division resulted in two separate corporations. PPL Electric was the surviving corporation and a new Pennsylvania corporation was created. Under the plan of division, $5 million of cash and certain of PPL Electric’s potential liabilities were allocated to the new corporation. PPL has guaranteed the obligations of the new corporation with respect to such liabilities.

The enhancements to PPL Electric’s legal separation from its affiliates are intended to minimize the risk that a court would order PPL Electric’s assets and liabilities to be substantively consolidated with those of PPL or another affiliate of PPL in the event that PPL or another PPL affiliate were to become a debtor in a bankruptcy case.

At a special meeting of PPL Electric’s shareowners held on July 17, 2001, the plan of division and the amendments to PPL Electric’s Articles of Incorporation and Bylaws were approved, and became effective upon filing the articles of division and the plan of division with the Secretary of State of the Commonwealth of Pennsylvania. This filing was made in August 2001.

As part of the strategic initiative, PPL Electric solicited bids to contract with energy suppliers to meet its obligation to deliver energy to its customers from 2002 through 2009. In June 2001, PPL Electric announced that PPL EnergyPlus was the low bidder, among six bids examined, and was selected to provide the energy supply requirements of PPL Electric from 2002 through 2009. Under this contract, PPL EnergyPlus will provide electricity at pre-determined capped prices that PPL Electric is authorized to charge its PLR customers, and received a $90 million payment to offset differences between the revenues expected under the capped prices and projected market prices through the life of the supply agreement (as projected by PPL EnergyPlus at the time of its bid). The contract resulted in PPL EnergyPlus having an eight-year contract at current market prices. PPL has guaranteed the obligations of PPL EnergyPlus under the new contract.

In July 2001, the energy supply contract was approved by the PUC and accepted for filing by the FERC.

Also in July 2001, PPL Electric filed a shelf registration statement with the SEC to issue up to $900 million in debt. In August 2001, PPL Electric sold $800 million of senior secured bonds under this registration statement. The offering consisted of two series of bonds: $300 million of 5-7/8% Series due 2007 and $500 million of 6-1/4% Series due 2009. PPL Electric used a portion of the proceeds from these debt issuances to make the $90 million up-front payment to PPL EnergyPlus, and $280 million was used to repurchase a portion of its common stock from PPL. The remainder of the proceeds was used for general corporate purposes.

Taken collectively, the steps in the strategic initiative were intended to protect the customers of PPL Electric from volatile energy prices and lower its cost of capital. PPL’s shareowners also benefited from this initiative because it provided low-cost capital to the higher-growth, unregulated side of PPL’s business.

13.    Workforce Reduction

In an effort to improve operational efficiency and reduce costs, PPL Electric commenced a workforce reduction assessment in June 2002 that was expected to eliminate up to 260 employees, at an estimated cost of $33 million. The program was broad-based and impacted all employee groups except certain positions that are key to providing high-quality service to PPL Electric’s electricity delivery customers. Linemen, electricians and line foremen, for example, were not affected by the reductions.

PPL Electric recorded the charges in the Statement of Income as “Workforce reduction” for the year ended December 31, 2002. These charges reduced net income by $19 million after taxes. The program provides primarily for enhanced early retirement benefits and/or one-time special pension separation allowances based on an employee’s age and years of service. These features of the program will be paid from the PPL Retirement Plan pension trust. Included in the charge was a $6 million allocation of costs associated with the elimination of employees of PPL Services.

In the third quarter of 2003, PPL Electric recorded an additional $9 million, or $5 million after-tax, charge for the completion of the workforce reduction program that commenced in 2002. This additional charge covers the final 94 employees anticipated to be separated as part of the Automated Meter Reader implementation project. The charge was related to pension enhancements, which will be paid from the PPL Retirement Plan pension trust.

As of December 31, 2003, 204 employees of PPL Electric were terminated. Approximately 109 positions, which are primarily bargaining unit, will be evaluated for termination over the next six months, due to the timing of the Automated Meter Reader implementation and the displacement process under the bargaining unit contract. Substantially all of the accrued non-pension benefits have been paid.

14.    Asset Retirement Obligations

In 2001, the FASB issued SFAS 143, “Accounting for Asset Retirement Obligations,” which addresses the accounting for obligations associated with the retirement of tangible long-lived assets. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized as a liability in the financial statements. The initial obligation should be measured at the estimated fair value. An equivalent amount should be recorded as an increase in the value of the capitalized asset and allocated to expense over the useful life of the asset. Until the obligation is settled, the liability should be increased, through the recognition of accretion expense in the income statement, for changes in the obligation due to the passage of time.

PPL Electric adopted SFAS 143 effective January 1, 2003 and did not record any asset retirement obligations upon adoption. PPL Electric identified legal retirement obligations for the retirement of certain transmission assets that were not measurable at this time due to indeterminable dates of retirement.

15.    New Accounting Standards

SFAS 143

See Note 14 for a discussion of SFAS 143, “Accounting for Asset Retirement Obligations,” and the impact of its adoption.

SFAS 146

In 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires the recognition of a liability for costs associated with exit or disposal activities when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 also establishes that the initial liability should be measured at its estimated fair value. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002, with earlier application encouraged. PPL Electric adopted SFAS 146 effective January 1, 2003. SFAS 146 did not have an impact on PPL Electric during 2003.

SFAS 148

In 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123.” SFAS 148 provides three transition methods for adopting the fair value method of accounting for stock-based compensation prescribed under SFAS 123 and enhances the required disclosures regarding stock-based compensation effective for fiscal years ending after December 15, 2002. SFAS 148 also requires certain disclosures in financial reports issued for interim periods beginning after December 15, 2002.

PPL and its subsidiaries elected to adopt the fair value method of accounting for stock-based compensation as of January 1, 2003 using the prospective method of transition, as permitted by SFAS 148. The prospective method provides that PPL and its subsidiaries will recognize expense for all stock-based compensation awards granted, modified or settled on or after January 1, 2003. See Note 1 for a discussion of the change in accounting for stock-based compensation and the disclosures required by SFAS 148.

SFAS 150

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 establishes standards for classifying and measuring certain financial instruments that have characteristics of both liabilities and equity. The standards established by it require certain financial instruments that, under previous guidance, could be classified as equity or “mezzanine” equity to now be classified as liabilities on the balance sheet. SFAS 150 requires the following freestanding financial instruments to be classified as liabilities (or assets in some circumstances):

•	mandatorily redeemable financial instruments,

•	financial instruments that embody obligations to repurchase equity shares in exchange for cash or other assets, including written put options and forward purchase contracts, and

•	certain financial instruments that embody obligations to issue a variable number of shares.

SFAS 150 also requires disclosure regarding the nature and terms of those instruments and settlement alternatives. Except as discussed below, SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003 and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued FSP FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, ‘Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,’ ” which, as it relates to public entities, deferred indefinitely certain provisions of SFAS 150 related to certain mandatorily redeemable noncontrolling interests. SFAS 150 prohibits the restatement of financial statements for periods prior to its adoption.

In accordance with SFAS 150, effective July 1, 2003, PPL Electric changed its classification of its preferred stock with sinking fund requirements. These securities are mandatorily redeemable financial instruments, as they require the issuer to redeem the securities for cash on a specified date. Thus, they should be classified as liabilities, as a component of long-term debt, instead of “mezzanine” equity, on the balance sheet. As of December 31, 2003, no amounts were included in long-term debt for these securities because there was no preferred stock with sinking fund requirements outstanding (due to preferred stock redemptions discussed in Note 4).

SFAS 150 also requires the distributions on these mandatorily redeemable securities to be included as a component of “Interest Expense” instead of “Distributions on Preferred Securities” in the Statement of Income effective July 1, 2003. “Interest Expense” for 2003 includes distributions on these securities totaling an insignificant amount. Periods ending prior to July 1, 2003 have not been restated to conform to these presentations since SFAS 150 specifically prohibits the restatement of financial statements for periods prior to its adoption.

FIN 45

In 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 clarifies that upon issuance of certain types of guarantees, the guarantor must recognize an initial liability for the fair value of the obligation it assumes under the guarantee. The offsetting entry will be dependent upon the circumstances under which the guarantee is issued, and the initial liability should typically be reduced as the guarantor is released from risk under the guarantee. FIN 45 also requires a guarantor to make significant new disclosures for guarantees even if the likelihood of the guarantor’s having to make payments is remote. The provisions relating to the initial recognition and measurement of guarantee obligations must be applied on a prospective basis for guarantees issued or modified after December 31, 2002. PPL Electric adopted FIN 45 effective January 1, 2003. FIN 45 did not have a significant impact on earnings in 2003. See Note 8 for disclosure of guarantees and other assurances existing as of December 31, 2003.

FIN 46 and FIN 46(R)

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 clarifies that variable interest entities, as defined therein, that do not disperse risks among the parties involved should be consolidated by the entity that is determined to be the primary beneficiary. FIN 46 also requires certain disclosures to be made by the primary beneficiary and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after January 31, 2003. For variable interest entities in which an enterprise holds a variable interest that was acquired before February 1, 2003, FIN 46 was originally required to be adopted no later than the first fiscal year or interim period beginning after June 15, 2003. However, in October 2003, the FASB issued FSP FIN 46-6, “Effective Date of FASB Interpretation No. 46, Consolidation of Variable Interest Entities,” which delayed the effective date for applying the provisions of FIN 46 to interests held by public entities in variable interest entities or potential variable interest entities created before February 1, 2003 until the end of the first interim period ending after December 15, 2003.

In December 2003, the FASB revised FIN 46 by issuing Interpretation No. 46 (revised December 2003), which is known as FIN 46(R) and replaces FIN 46. FIN 46(R) does not change the general consolidation concepts of FIN 46. Among other things, FIN 46(R) again changes the effective date for applying the provisions of FIN 46 to certain entities, clarifies certain provisions of FIN 46 and provides additional scope exceptions for certain types of businesses. For entities to which the provisions of FIN 46 have not been applied as of December 24, 2003, FIN 46(R) provides that a public entity that is not a small business issuer should apply the provisions of FIN 46 or FIN 46(R) as follows: (i) FIN 46(R) shall be applied to all entities no later than the end of the first reporting period that ends after March 15, 2004, and (ii) FIN 46 or FIN 46(R) should be applied to entities that are considered to be SPEs no later than the end of the first reporting period that ends after December 15, 2003.

As permitted by FIN 46(R), PPL Electric adopted FIN 46 effective December 31, 2003 for entities created before February 1, 2003 that are considered to be SPEs. This adoption did not have any impact on PPL Electric. Also, as permitted by FIN 46(R), PPL Electric deferred the application of FIN 46 for other entities and plans to adopt FIN 46(R) for all entities on March 31, 2004.

PPL Electric is in the process of evaluating entities in which it holds a variable interest in accordance with FIN 46(R). PPL Electric is currently not aware of any variable interest entities that are not consolidated as of December 31, 2003 but which it will be required to consolidate in accordance with FIN 46(R) effective March 31, 2004. As it continues to evaluate the impact of applying FIN 46(R), PPL Electric may identify additional entities that it would need to consolidate.

FSP FAS 106-1

See Note 7 for a discussion of FSP FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.”

SELECTED FINANCIAL AND OPERATING DATA

PPL Electric Utilities Corporation (a)

	2003	2002	2001	2000	1999 (e)
Income Items—millions
Operating revenues	$2,788	$2,748	$2,694	$3,336	$3,059
Operating income	251	275	419	669	749
Income available to PPL Corporation	25	39	119	261	398
Balance Sheet Items—millions (b)
Property, plant and equipment—net	2,589	2,456	2,319	2,401	4,345
Recoverable transition costs	1,687	1,946	2,172	2,425	2,647
Total assets	5,469	5,583	5,921	6,023	9,092
Long-term debt	2,937	3,175	3,459	3,126	3,505
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures			250	250	250
Preferred stock
With sinking fund requirements		31	31	46	46
Without sinking fund requirements	51	51	51	51	51
Common equity	1,222	1,147	931	1,160	1,296
Short-term debt		15		59	183
Total capital provided by investors	4,210	4,419	4,722	4,692	5,331
Capital lease obligations					125
Financial Ratios
Return on average common equity—%	2.08	3.87	11.09	19.40	25.59
Embedded cost rates (b)
Long-term debt—%	6.61	6.83	6.81	6.88	6.97
Preferred stock—%	5.14	5.81	5.81	5.87	5.87
Preferred securities—%			8.44	8.44	8.44
Times interest earned before income taxes	1.22	1.33	1.92	2.81	3.75
Ratio of earnings to fixed charges (c)	1.2	1.2	1.7	2.5	3.2
Sales Data
Customers (thousands) (b)	1,330	1,308	1,298	1,270	1,270
Electric energy delivered—millions of kWh
Residential	13,266	12,640	12,269	11,924	11,704
Commercial	12,388	12,371	12,130	11,565	11,002
Industrial	9,599	9,853	10,000	10,224	10,179
Other	154	169	211	194	160

Retail electric sales	35,407	35,033	34,610	33,907	33,045
Wholesale electric sales (d)	676	679	924	17,548	31,715

Total electric energy sales delivered	36,083	35,712	35,534	51,455	64,760

Electric energy supplied as a PLR	33,627	33,747	31,653	32,260	33,695

(a)	Earnings each year were affected by unusual items which affected net income. See “Earnings” in Management’s Discussion and Analysis of Financial Condition and Results of Operations for a description of unusual items in 2003, 2002 and 2001.
(b)	At year-end.
(c)	Computed using earnings and fixed charges of PPL Electric and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.
(d)	After the July 1, 2000 corporate realignment, PPL Electric had only wholesale sales to municipalities and NUG purchases that are resold to PPL EnergyPlus.
(e)	Comparability of Selected Financial and Operating Data for 1999 to subsequent years is affected by the corporate realignment on July 1, 2000, in which PPL Electric transferred its electric generation and related assets to certain PPL affiliates.

EXECUTIVE OFFICERS OF PPL ELECTRIC UTILITIES CORPORATION

Officers of PPL Electric are elected annually by its Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, nor is there any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

Listed below are the executive officers:

Name	Age	Positions Held During the Past Five Years	Dates
John F. Sipics	55	President	October 2003—present
		Vice President—Asset Management	August 2001—October 2003
		Vice President—Regulatory Support	August 2000—August 2001
		Vice President—Delivery Services & Economic Development	October 1998—August 2000

James E. Abel	52	Treasurer	July 2000—present
		Vice President—Finance and Treasurer	June 1999—July 2000
		Treasurer	August 1996—June 1999

Mark D. Woods	45	Controller	February 2004—present
		Manager—Financial Reporting and Consolidation—PPL Services	March 1999—February 2004
		Supervisor—Financial Accounting—PPL Services	March 1997—March 1999

SHAREOWNER AND INVESTOR INFORMATION

Annual Meeting: The 2004 annual meeting of shareowners of PPL Electric will be held on Tuesday, April 20, 2004, at the offices of the company at Two North Ninth Street, Allentown, Pennsylvania.

Information Statement Material: An information statement and notice of PPL Electric’s annual meeting is mailed to all shareowners of record as of February 27, 2004.

Dividends: Subject to the declaration of dividends on PPL Electric preferred stock by the PPL Electric Board of Directors or its Executive Committee, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 2004 record dates for dividends for the balance of 2004 are expected to be June 10, September 10, and December 10.

Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PPL Electric preferred stock reinvested in PPL common stock instead of receiving the dividend by check.

Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

Duplicate Mailings: If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

The toll-free Shareowner Information Line is 1-800-345-3085.

Other PPL Electric publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

Shareowners can also obtain information free of charge from PPL’s Internet home page (www.pplweb.com). Shareowners can access PPL Electric’s Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our Web site can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

Investor Services: For any questions you have or additional information you require about PPL and its subsidiaries, please call the Shareowner Information Line, or write to:

Manager-Investor Services

PPL Services Corporation

Two North Ninth Street

Allentown, PA 18101

Internet Access: For updated information throughout the year, check out our home page at http://www.pplweb.com. You may also contact Investor Services via E-mail at invserv@pplweb.com.

Listed Securities:	Fiscal Agents:
New York Stock Exchange	Stock Transfer Agents and Registrars
Wells Fargo Bank, N.A.
PPL Corporation:	Shareowner Services
Common Stock (Code: PPL)	161 North Concord Exchange
7 3/4% PEPSSM Units	South St. Paul, MN 55075-1139
(Code: PPLPrE)
7 3/4% PEPSSM Units, Series B	PPL Services Corporation
(Code: PPLPrF)	Investor Services Department

PPL Electric Utilities Corporation:	Dividend Disbursing Office and
4 1/2% Preferred Stock	Dividend Reinvestment Plan Agent
(Code: PPLPRB)	PPL Services Corporation
4.40% Series Preferred Stock	Investor Services Department
(Code: PPLPRA)
Mortgage Bond Trustee
Philadelphia Stock Exchange	Deutsche Bank Trust Company Americas
Attn: Security Transfer Unit
PPL Corporation:	648 Grassmere Park Road
Common Stock	Nashville, TN 37211

Indenture Trustee
JPMorgan Chase Bank
450 West 33rd Street
New York, NY 10001

Bond Interest Paying Agent
PPL Services Corporation
Investor Services Department

QUARTERLY FINANCIAL DATA (Unaudited)

PPL Electric Utilities Corporation and Subsidiaries

(Millions of Dollars)

	For the Quarters Ended (a)
	March 31	June 30	Sept. 30	Dec. 31
2003
Operating revenues	$753	$637	$704	$694
Operating income	99	54	41	57
Income (loss) available to PPL	29		(6)	2

2002
Operating revenues	$697	$651	$715	$685
Operating income	89	39	87	60
Income (loss) available to PPL	20	(8)	24	3

(a)	PPL Electric’s business is seasonal in nature, with peak sales periods generally occurring in the winter and summer months. In addition, earnings in certain quarters were affected by unusual items. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations.

For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

Manager—Investor Services

PPL Services Corporation

Two North Ninth Street

Allentown, PA 18101

Shareowner Information Line: 800-345-3085

PPL Electric Utilities Corporation, PPL Corporation, PPL Energy Supply, LLC and PPL Montana, LLC file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2003 is available without charge by writing to the Investor Services Department at the address printed above, by calling the toll-free number, or by accessing it through the Investor Center page of PPL’s Internet Web site identified below.

For the latest information on PPL Electric Utilities Corporation and PPL Corporation,

visit our location on the Internet at

http://www.pplweb.com